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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Reliance Steel & Aluminum Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2013

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

To the Shareholders of
Reliance Steel & Aluminum Co.:

        This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for a copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 1, 2013 to facilitate timely delivery.

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Reliance Steel & Aluminum Co. ("Reliance" or "Company") will be held on Wednesday, May 15, 2013, at 10:00 a.m., California time, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:

  1.
  To elect nine directors to serve for one year and until their successors have been duly elected and qualified. The nominees for election to the Board are Sarah J. Anderson, John G. Figueroa, Thomas W. Gimbel, David H. Hannah, Douglas M. Hayes, Mark V. Kaminski, Gregg J. Mollins, Andrew G. Sharkey, III, and Leslie A. Waite. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

  2.
  To approve the amendment to the Amended and Restated Stock Option and Restricted Stock Plan to extend the term of the Plan to December 31, 2018. The Board of Directors recommends that shareholders vote FOR this proposal to approve the amendment to the Amended and Restated Stock Option and Restricted Stock Plan.

  3.
  To consider a non-binding, advisory vote to approve the compensation of the Company's named executive officers. The Board of Directors recommends that shareholders vote FOR the approval of the compensation of the Company's named executive officers.

  4.
  To consider a shareholder proposal to separate the roles of CEO and Chairman. The Board of Directors recommends that shareholders vote AGAINST this proposal to separate the roles of CEO and Chairman.

  5.
  To ratify KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2013 financial statements. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

        This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. Only holders of shares of record on the books of Reliance at the close of business on March 28, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our common stock during the solicitation period.

        All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,
Los Angeles, California April 11, 2013	Kay Rustand Corporate Secretary

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2013

        We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, on Wednesday, May 15, 2013 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

        The Board of Directors selected Douglas M. Hayes and Franklin R. Johnson, both independent directors, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials. Your bank, broker or financial institution is not able to vote on your behalf for the election of directors or on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

        We intend only the following matters to be presented at the Annual Meeting:

  1.
  the election of nine directors to serve for the ensuing year and until their successors are duly elected and qualified;

  2.
  the approval of an amendment to the Amended and Restated Stock Option and Restricted Stock Plan to extend the term of the Plan to December 31, 2018;

  3.
  a non-binding, advisory vote to approve the Company's compensation of the named executive officers;

  4.
  a shareholder proposal to separate the roles of CEO and Chairman; and

  5.
  the ratification of KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2013 financial statements.

        Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR the approval of the amendment to the Amended and Restated Stock Option and Restricted Stock Plan, FOR the approval of the compensation of the Company's named executive officers, AGAINST the shareholder proposal to separate the roles of CEO and Chairman, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

        We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 11, 2013. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K also will be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Reports and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

        If you execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

INFORMATION CONCERNING RELIANCE'S SECURITIES

        Our only voting securities are shares of common stock, no par value. As of March 28, 2013, we had a total of 76,647,562 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on March 28, 2013 will be entitled to vote at the Annual Meeting.

        In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder determines appropriate. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

        A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the nine individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve the amendment to the Amended and Restated Stock Option and Restricted Stock Plan. The affirmative vote of a majority of the votes cast is required to approve each of the other proposals and to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

        At the 2011 Annual Meeting of Shareholders, on the recommendation of the Board of Directors, shareholders approved an amendment of the Company's Bylaws to eliminate the staggered or classified Board of Directors. The Board recommended the amendment of the Company's Bylaws in response to shareholder approval of a shareholder proposal presented at the 2010 Annual Meeting of Shareholders to require all directors to be elected annually. As a result of the amendment of the Bylaws, the term of office for each director elected at the 2013 Annual Meeting will be one year, until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

        The Nominating and Governance Committee and the Board of Directors have nominated the following persons, who have agreed to serve as directors, as nominees for election as directors at the 2013 Annual Meeting:

• Sarah J. Anderson	• Mark V. Kaminski
• John G. Figueroa	• Gregg J. Mollins
• Thomas W. Gimbel	• Andrew G. Sharkey, III
• David H. Hannah	• Leslie A. Waite
• Douglas M. Hayes

        Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. Your broker is not able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you to vote your shares via telephone or the Internet. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable and announce it in advance of the voting at the Annual Meeting.

        Of the nominees for the position of director, John G. Figueroa, Thomas W. Gimbel, Douglas M. Hayes, and Leslie A. Waite were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2011 and David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2012. In anticipation of the mandatory retirement of Franklin R. Johnson on completion of his term of office, Sarah J. Anderson was elected by the Board of Directors effective July 24, 2012, and the size of the Board was increased from nine to ten directors. Ms. Anderson is to serve until the 2013 Annual Meeting of Shareholders and until her successor is duly elected and qualified. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than nine nominees.

        Certain information with respect to each nominee is set forth in "Management" below. Under the leadership of this Board of Directors, excluding dividends, the value of Reliance stock has increased over the five year period ended December 31, 2012 by 14.6% and over the ten year period ended December 31, 2012 by 496.0%. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

 PROPOSAL NO. 2—AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED
STOCK OPTION AND RESTRICTED STOCK PLAN TO EXTEND THE TERM OF THE PLAN

        The Board of Directors request that shareholders vote in favor of extending the term of the Company's Amended and Restated Stock Option and Restricted Stock Plan (the "Stock Plan") for five years to an expiration date of December 31, 2018. The Stock Plan, currently scheduled to expire on December 31, 2013, was first adopted by the Board of Directors and approved by shareholders in 2004 as the Incentive and Non-Qualified Stock Option Plan (as then in effect, the "2004 Plan"). The 2004 Plan was amended and restated effective May 17, 2006, as approved by the shareholders on that date, to allow the Board to extend the term of subsequently granted stock options to up to ten years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company's common stock, in addition to or in lieu of stock options.

        The Stock Plan is intended to motivate the corporate officers and other key employees of the Company and its subsidiaries to create enhanced shareholder value over the long-term, to encourage those employees to remain with the Company on a long-term basis, and to reward individual performance and levels of responsibility. As described in further detail under "Executive Compensation—Stock Plans" beginning on page 40, under the Stock Plan the Board of Directors is authorized to grant to corporate officers and key employees of the Company (i) stock options that may be either "Incentive Stock Options" within the meaning of Section 422A of the Code or "Non-Qualified Stock Options" which do not satisfy the provisions of Section 422A of the Code, or (ii) shares of restricted stock. The six named executive officers and approximately 400 other key employees of the Company and its subsidiaries, including the other corporate officers, are eligible to participate in the Stock Plan. The number of key employees who are eligible to participate in the Stock Plan may change from year to year, and is expected to increase as a result of the Company completing one or more acquisitions.

        The Stock Plan will expire by its terms as of December 31, 2013. The Compensation Committee of the Board of Directors and the Board of Directors believe that it is in the best interest of the Company to extend the term of the Stock Plan for five years to a new expiration date of December 31, 2018. As discussed in detail in the Compensation Discussion and Analysis ("CD&A") beginning on page 16, the Stock Plan is a key component of the Company's pay-for-performance executive officer compensation program and the Compensation Committee and the Board of Directors believe the Stock Plan has operated effectively as designed to align executive compensation with the Company's earnings, to motivate the named executive officers and other key employees of the Company and its subsidiaries to enhance shareholder value over the long-term, to encourage those employees to remain with the Company on a long-term basis, and to reward individual performance and levels of responsibility. Our shareholders demonstrated strong support of the executive compensation program by approving the compensation of the Company's named executive officers at the 2012 Annual Meeting of Shareholders with 97.9% of the votes cast in favor. If the shareholders do not approve the proposed extension of the Stock Plan, then the Company will not be able to grant awards under the Stock Plan after December 31, 2013.

        The benefits that will be awarded or paid under the Stock Plan are not currently determinable. Awards granted under the Stock Plan are within the discretion of the Board of Directors, and the Board has not determined future awards or who might receive them. The following table states the benefits or amounts which were received by or allocated to each of the following for the year ended December 31, 2012:

Amended and Restated Stock Option and Restricted Stock Plan

Name and Position	Dollar Value ($)(1)	Number of Restricted Stock Units
David H. Hannah	$2,296,800	40,000
Chairman and Chief Executive Officer
Gregg J. Mollins	1,148,400	20,000
President and Chief Operating Officer
Karla R. Lewis	918,720	16,000
Executive Vice President, Chief Financial Officer and
Assistant Secretary
James D. Hoffman	574,200	10,000
Senior Vice President, Operations
Stephen P. Koch	574,200	10,000
Senior Vice President, Operations
William K. Sales, Jr.	574,200	10,000
Senior Vice President, Operations
Executive Group	$6,086,520	106,000
Non-Executive Director Group(2)	—	—
Non-Executive Officer Employee Group	$16,367,571	285,050

(1)
Estimated value based on the closing market price of the Company's stock on the NYSE on March 16, 2012, or $57.42. Additional information with respect to the calculation of these amounts is set forth in "Executive Compensation—Grants of Plan Based Awards" below.
(2)
No non-management directors will participate in the Stock Plan.

        The Board of Directors considered and approved the amendment to the Amended and Restated Stock Option and Restricted Stock Plan attached to this proxy statement as Appendix A (the "Amendment"), subject to the approval of the shareholders at the Annual Meeting. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve the Amendment. The Board of Directors recommends that shareholders vote FOR approval of the Amendment to extend the term of the Amended and Restated Stock Option and Restricted Stock Plan to an expiration date of December 31, 2018. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the approval of the Amendment to the Amended and Restated Stock Option and Restricted Stock Plan.

 PROPOSAL NO. 3—ADVISORY VOTE ON THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the "Dodd-Frank Act"), shareholders are entitled to vote at an annual meeting of shareholders, on a non-binding, advisory basis, at least once every three years to approve the compensation of the Company's named executive officers as disclosed in the proxy statement. Commonly known as a "say-on-pay" proposal, this proposal gives our shareholders the opportunity to endorse, or not, our executive officer compensation program and policies. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the Company's shareholders and will consider the outcome of the vote when making future compensation decisions. At the 2012 Annual Meeting of Shareholders, our shareholders approved, on a non-binding, advisory basis, the compensation of the Company's named executive officers, demonstrating strong support of our compensation policies with 97.9% of the votes cast to approve such compensation.

        At the 2011 Annual Meeting, we also asked our shareholders to indicate, on a non-binding, advisory basis, if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board of Directors recommending an annual advisory vote. More than 85% of the votes cast were in favor of an advisory say-on-pay vote every year. In light of these results and because our Board of Directors views it as a good corporate governance practice, the Company's Board of Directors determined to hold an advisory say-on-pay vote every year. Accordingly, we are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

        In voting on this proposal, the Board of Directors urges you to consider the detailed discussion of compensation matters in the CD&A, beginning on page 16. As discussed in detail in the CD&A, the Company's executive officer compensation program is a pay-for-performance program designed to align executive officer compensation with the Company's earnings and return on shareholders' equity, to motivate and hold accountable executive officers to enhance long-term shareholder value with compensation plans that are tied to our Company's performance, and to pay our executive officers at a level to ensure our ability to attract and retain superior corporate officers. The Company's compensation structure puts much of the executive officers' compensation at risk, depending on the Company's performance as well as individual performance. It emphasizes annual cash incentive bonuses and equity compensation, which are performance based, and provides base salaries, retirement benefits and perquisites targeted at the median of comparable officers in the Company's peer group, thereby more closely tying executive compensation to Company performance, but also retaining long-term benefits. The executive compensation program targets total compensation at a level competitive with other companies in our industry or companies having size or complexity comparable to Reliance.

        None of the Company's officers, including the named executive officers, has an employment contract, severance agreement, change in control agreement or other similar agreement and so compensation benefits are determined annually. The Company's compensation policy provides for NO egregious or overly generous compensation, severance or retirement packages, NO guaranteed minimum bonuses, NO excessive perquisites or tax gross ups on perquisites, NO repricing or replacement of stock options, and NO hedging in the Company's stock, and includes clawback provisions requiring corporate officers to re-pay bonuses received if the factors used in determining the bonus adversely change in any material way.

        Based on its extensive analysis of the various factors discussed in the CD&A and benchmarking against the Company's peer group with the help of an independent, outside consultant, the Compensation Committee determined that, although the Company's position with respect to each element of compensation may vary, the total compensation of our named executive officers as disclosed in this proxy statement is competitive given the level of performance required for each of the levels of total compensation attainable. The Compensation Committee believes that the Company's pay-for-performance policy operates as it was designed to do. The Company achieved net income of $403.5 million in 2012 from sales of $8.44 billion. Earnings per diluted share were $5.33, up 16.4% from 2011 earnings per diluted share of $4.58. The Compensation Committee did not make any significant changes to this policy in the past year, except that, beginning with 2012, the Board changed the long-term equity rewards from stock options and restricted stock to restricted stock unit awards. One hundred percent (100%) of the Chief Executive Officer's restricted stock unit awards and eighty (80%) of the other named executive officers' restricted stock unit awards will vest if, after a three-year period, the Company has achieved specified returns on assets and operating income cumulative growth and the named executive officer continues to be an employee of the Company. Twenty percent (20%) of the restricted stock unit awards of the named executive officers other than the Chief Executive Officer are dependent only on their continued service for a three-year period.

        We are asking shareholders to support the Company's executive compensation, as disclosed in this proxy statement. Accordingly, the Board of Directors recommends that shareholders cast a non-binding vote FOR the following resolution at the 2013 Annual Meeting of Shareholders:

          "RESOLVED, that the shareholders of Reliance Steel & Aluminum Co. approve, on an advisory basis, the compensation paid to the Reliance Steel & Aluminum Co.'s named executive officers, as disclosed in the 2013 Proxy Statement pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the CD&A, the Summary Compensation Tables and other compensation tables and the accompanying footnotes and narratives and any related material."

        The affirmative vote of a majority of votes cast is required to approve, on a non-binding advisory basis, the compensation of the named executive officers. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the above resolution approving the compensation of our named executive officers.

 PROPOSAL NO. 4—SHAREHOLDER PROPOSAL

        The following proposal was submitted by John Chevedden, 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, who has represented to us that he has held for at least one year and currently holds not less than 200 shares of Reliance common stock. We are not responsible for the content of this proposal, which is set forth below exactly as it was provided to us. We understand that he intends to raise this shareholder proposal for a shareholder vote at the 2013 Annual Meeting of Shareholders. The Board of Directors recommends a vote AGAINST this proposal.

Proposal 4—Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy in San Diego.

This proposal topic was on our ballot for the first time in 2012 and received our 42%-support. This was after our directors' failed attempt to prevent us from even voting on this topic by submitting a no action request to the Securities and Exchange Commission and costing us more than $5,000. This support would have been higher had our company refrained from making it easier to vote against a shareholder proposal than to vote for it with our biased Internet voting system. It takes a lot more clicks to vote for a shareholder proposal than to vote against it. Plus the 2012 proposal did not point out the weakness in our lead director with his 15-years long-tenure. GMI said that that 10 or more years long-tenure could seriously erode an independent perspective so valued in a director.

This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm expressed concern for our directors qualifications and our Executive Pay—$8 million for our CEO David Hannah. Only 33% of CEO pay was incentive based.

Franklin Johnson, Thomas Gimbel, Gregg Mollins, Douglas Hayes, David Hannah and Leslie Waite each had 10 to 35 years long-tenure. GMI said long-tenured directors could form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. Plus these directors controlled 7 seats on our 3 board committees including the chairmanship of our audit committee.

Our company still had plurality voting for directors. Replacing plurality voting often gets overwhelming support from shareholders at a company like ours and many companies have replaced plurality voting during the past 5-years.

An independent Chairman policy can strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal to protect shareholder value:

Independent Board Chairman—Proposal 4

  Board of Directors' Response To The Proposal

        The Board of Directors opposes Proposal No. 4 and recommends that you vote AGAINST it for the following reasons.

        After thoughtful consideration of the shareholder proposal, the Board of Directors, following the recommendation of the Nominating and Governance Committee, has determined that Proposal No. 4 is not in the best interests of Reliance or its shareholders and would not enhance shareholder value. Accordingly, the Board recommends that you vote against the proposal.

        Principally, the Board of Directors recommends rejecting the shareholder proposal because:

  •
  The Board has determined that David H. Hannah is the best qualified person to serve as both Chief Executive Officer ("CEO") and Chairman and is the best spokesperson for the Company at the present time.

  •
  In July 2012, the Board strengthened the role of the Lead Director so that his responsibilities include those duties identified as best practices when the roles of Chairman and CEO are held by the same person.

  •
  Implementing the policy proposed above would deprive the Board of its flexibility in determining the optimal manner in which to fulfill its fiduciary obligations to shareholders.

  •
  Implementing the proposal would prohibit a retired Reliance CEO from becoming the Chairman of the Company even if he met the independence requirements established by the New York Stock Exchange and the SEC.

        The Board is committed to providing strong independent oversight of management. To that end, the independent directors annually elect an independent Lead Director and ensure that all standing committees of the Board have only independent directors as members as set forth in the Company's Principles of Corporate Governance and the Committee Charters posted on the Company's website. The independent directors meet regularly before each quarterly Board meeting and at such other times as the Lead Director may call a meeting. As set forth in the Principles of Corporate Governance with his other duties, the Lead Director presides at all meetings of the independent directors, approves all meeting schedules and agendas for both the Board of Directors as a whole and the independent directors, approves information sent to the Board, and, if requested by a major shareholder, will be available for consultation and direct communication. The independent directors are actively engaged in all aspects of corporate governance, including recruiting new directors, succession planning, corporate strategy, and setting the compensation and evaluating the performance of all corporate officers, including the CEO. The independent directors have full and direct access to other members of management and to advisors outside of the Company. In fact, the independent members of the Board of Directors regularly meet with other members of management and receive reports regarding the Company's activities.

        It is the responsibility of the Board of Directors to determine who should be the Chairman of the Board. The Board has determined that, at the present time, David H. Hannah is the best qualified person to hold both the position of CEO and the position of Chairman of the Board.

        The Company's bylaws provide that the Chairman of the Board shall preside at all meetings of the Board of Directors, provide strategic planning for the operation and growth of the Company and exercise and perform such policy-making and other duties and powers as may be prescribed from time to time by the Board of Directors. David H. Hannah has long been actively involved in designing and implementing the Company's acquisition strategy, strategic vision, goals and other plans for the growth and operation of the Company. As required by the Company's Principles of Corporate Governance, Mr. Hannah works together with the Lead Director to develop an appropriate schedule and agendas for Board meetings and to address issues of concern to the independent directors, and the Lead Director serves as a conduit between management and the Board.

        As set forth in our Company's Principles of Corporate Governance, the CEO is responsible for the Company's interaction with key outside parties, such as governing and regulatory bodies, industry groups, media, rating agencies, security analysts and substantial shareholders. The Chairman is to act as a conduit to outside shareholders taken as a whole. Mr. Hannah is well respected within our industry, by the financial community and credit rating agencies and by our larger shareholders. His in-depth knowledge of the Company and the industry in which it operates is invaluable in his communications with each of these groups. His is the primary "voice" of the Company in all matters and provides focus and a clear direction for the Company.

        The Board does not believe that separation of the roles of CEO and chairman is necessary for effective leadership or that it enhances shareholder value. Furthermore, the Board believes that its selection of Mr. Hannah as CEO and Chairman has been validated. While Mr. Hannah has been serving as CEO and Chairman, the Company has remained profitable and continued to grow even in challenging economic environments. Under Mr. Hannah's leadership, Reliance has been named to the "Fortune 500" list, the Fortune list of "The World's Most Admired Companies" for 2010, 2011 and 2012, the 2008 and 2009 Forbes list of "America's Best Managed Companies" and the Forbes 2009 "Platinum 400 List of America's Best Big Companies".

        To balance the combined roles of Chairman and CEO and to respond to the significant number of shareholder votes in favor of this same proposal last year, the Board strengthened the independent Lead Director's role. Shortly after the 2012 Annual Meeting of Shareholders, in July 2012, the Board of Directors approved the following changes to the duties of the Lead Director as set forth in the Principles of Corporate Governance and formalized many other practices that had long been followed by the Board:

  •
  The independent Lead Director approves all meeting schedules and agendas for both the Board of Directors as a whole and the independent directors.

  •
  The independent Lead Director has authority to call meetings of the independent directors.

  •
  The independent Lead Director approves information sent to the Board.

  •
  If requested by a major shareholder, the independent Lead Director will be available for consultation and direct communication with such shareholder.

        While the Board has determined that it is appropriate at the present time for the same person to serve as both CEO and Chairman and has strengthened the role of its independent Lead Director to balance the CEO and Chairman, neither the Company's bylaws nor its Principles of Corporate Governance require it to do so. The Board has the authority to appoint an independent director to the position of Chairman at any time that it believes it is appropriate to do so. In the future, the Board could determine that it would be best for the Company and its shareholders to appoint a former Reliance CEO as Chairman, which would also be prohibited by the proposed policy even if that person met the New York Stock Exchange and SEC requirements as an independent director. Implementing the shareholder proposal requiring a specific leadership structure would deprive the Board of its flexibility to fulfill its fiduciary obligations and to conduct its business in what it believes to be the most efficient and effective manner. Directors remain accountable to the shareholders. It should be the Board's responsibility to determine whether a management director or an independent director is the best candidate as Chairman of the Board.

        The Board of Directors disagrees with the proponent's assertions in his supporting statement. The proponent states that "only 33% of CEO pay was incentive based". The proponent misunderstands the Company's compensation policy and program. As set forth in the Compensation Discussion and Analysis later in this proxy statement, a substantial portion of the CEO's compensation is performance based and over the last five years, the percentage of the CEO's total compensation that was incentive based varied because the Company's performance varied. Contrary to the proponent's assertion, the Board of Directors believes that the variations in the CEO's incentive cash bonus as a percentage of his total compensation and the long-term equity incentive compensation align his total compensation with the Company's performance and are evidence of the effectiveness of the Company's compensation program and policies. To demonstrate:

  •
  In 2008, which was the Company's highest year of revenues, our CEO's incentive cash bonus represented approximately 41% of his total compensation and his long-term incentive compensation represented approximately 44% of his total compensation (excluding any change in pension value);

  •
  In 2009, when the Company's revenues were adversely impacted by the economic recession, our CEO's incentive cash bonus represented approximately 4% of his total compensation and his long-term incentive compensation represented approximately 66% of his total compensation (excluding any change in pension value); and

  •
  In 2011, with the economy beginning to recover, our CEO's incentive cash bonus was about 19% of his total compensation and his long-term incentive compensation represented approximately 68% of his total compensation (excluding any change in pension value).

  •
  In 2012, our CEO's incentive cash bonus was about 32% of his total compensation and his long-term incentive compensation represented approximately 49% of his total compensation (excluding any change in pension value).

The portion of his long-term incentive compensation that consisted of stock options would not result in any direct value to Mr. Hannah unless the market price of the Company's stock increases over the exercise price. Moreover, the value of his time-based restricted stock would increase and his performance-based restricted stock would vest only if the Company performs well and meets its established objectives. Beginning in 2012, 100% of Mr. Hannah's incentive cash bonus and long-term incentive compensation is performance based.

        Investor confidence is based on the Company's results. The Company has continued to outperform its peers with Mr. Hannah serving as both CEO and Chairman. The Board continues to believe that Mr. Hannah is the best person to serve in those positions and that it should be the Board's decision as to the selection of its Chairman. The Board and management have a history of working together that has achieved an 18% compound annual growth rate in the Company's stock price from its initial public offering in September 1994 through December 31, 2012. Accordingly, the Board of Directors strongly recommends that the shareholders vote AGAINST this proposal.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
David H. Hannah(1)	61	Chairman and Chief Executive Officer; Director
Gregg J. Mollins(1)	58	President; Chief Operating Officer; Director
Karla R. Lewis	47	Executive Vice President; Chief Financial Officer
James D. Hoffman	54	Senior Vice President, Operations
Stephen P. Koch	46	Senior Vice President, Operations
William K. Sales, Jr.	55	Senior Vice President, Operations
Sarah J. Anderson(1)(2)(4)	62	Director
John G. Figueroa(1)(3)(4)	50	Director
Thomas W. Gimbel(1)(4)	61	Director
Douglas M. Hayes(1)(2)(3)(5)	69	Director
Mark V. Kaminski(1)(2)(3)(4)	57	Director
Andrew G. Sharkey, III(1)(2)(3)(4)	66	Director
Leslie A. Waite(1)(2)(3)	67	Director

(1)
Term of office as a director expiring in 2013.
(2)
Member of the Audit Committee.
(3)
Member of the Compensation Committee.
(4)
Member of the Nominating and Governance Committee.
(5)
Independent Lead Director for non-management and independent director meetings.

In accordance with the Company's Principles of Corporate Governance, Franklin R. Johnson, who was elected to his present term of office on the Board of Directors by vote of the shareholders at the Annual Meeting of Shareholders held in May 2011 and served on the Audit Committee and the Nominating and Governance Committee, will retire from the Board of Directors at the end of his current term of office, ending at the 2013 Annual Meeting.

  Nominees for Directors to be Elected in 2013 With Terms Ending in 2014

        Sarah J. Anderson was appointed a director of Reliance effective July 24, 2012. Ms. Anderson retired from Ernst & Young LLP in June 2008 after more than 24 years with the firm, including as an assurance and advisory services partner from 1987 to 2008. Ms. Anderson is a certified public accountant and is a member of the AICPA and the California Society of CPA's. Ms. Anderson was appointed by the Governor to the California Board of Accountancy for two four year terms ending in 2014 and has served as the president of the board. Ms. Anderson serves on the boards of American States Water Company, which has three principal business units: water and electric service utility operations and contracted services conducted through ASUS and its subsidiaries (NYSE: AWR) for which Ms. Anderson serves as a member of the audit committee, and Kaiser Ventures LLC, which is the reorganized successor to Kaiser Steel Corporation that filed for bankruptcy protection in 1987, and has been developing certain of the remaining assets after bankruptcy. Ms. Anderson also serves as a director of Pacific Symphony, a non-profit 501(c)(3) organization for which she serves as chairman of the board and she serves on the audit committee of the Orange County Community Foundation. Ms. Anderson serves as a member of our Audit Committee and our Nominating and Governance Committee. The Board of Directors has determined that Ms. Anderson is an independent director and that she qualifies as a financial expert of the Audit Committee.

        John G. Figueroa was appointed a director of Reliance effective October 1, 2010. As of November 29, 2012 Mr. Figueroa was appointed chief executive officer and chairman of the board of directors of Apria

Healthcare Group Inc., one of the nation's leading home healthcare companies. From January 1, 2011 until June 10, 2012 Mr. Figueroa served as the chief executive officer of Omnicare, Inc., which is a public company that is a leading provider of pharmaceuticals to seniors, and he also served and continues to serve on its board of directors. From 2006 to December 2010 he served as president of the U.S. Pharmaceutical Group of McKesson Corporation. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa has served as an officer in the United States Army. Mr. Figueroa serves on the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. The Board of Directors has determined that Mr. Figueroa is an independent director.

        Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006, except that until recently he served as Trustee of the Florence Neilan Trust, which for many years was one of Reliance's largest shareholders. Between 1984 and 2006, Mr. Gimbel was the president of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

        David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

        Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), where he was managing director of Investment Banking from 1986 to February 1997. Thereafter he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation Committee, and Mr. Hayes also serves as our Lead Director for non-management and independent director meetings. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the compensation committee and a member of the nominating and governance committee. The Board of Directors has determined that Mr. Hayes is an independent director.

        Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.), a manufacturer of aluminum products, from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris is a supplier of aluminum products to Reliance, but our purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski also serves as a director, executive chairman and a member of the audit and compensation committees of Graniterock, a privately-held company that provides products to the construction industry, and during 2012 served as acting chief executive officer of Graniterock. Mr. Kaminski serves as a member and the Chair of our Compensation Committee and a member of our Audit Committee and our Nominating and Governance Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

        Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the former Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

        Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement effective October 2008, and from 1978 to 1993 Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute). Mr. Sharkey serves as a member and the Chair of our Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. Mr. Sharkey also serves as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a public company with securities listed on the NYSE MKT (formerly the NYSE Alernext). The Board of Directors has determined that Mr. Sharkey is an independent director.

        Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, from April 2003 to January 2012, was managing director and he remains the senior portfolio manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Until December 2002, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and our Compensation Committee. The Board of Directors has determined that Mr. Waite is an independent director.

  Executive Officers

        In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

        Karla R. Lewis became Executive Vice President of Reliance in January 2002 and was appointed Assistant Corporate Secretary in 2007. Mrs. Lewis continues as our Chief Financial Officer, having served as Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant (inactive), was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.

        James D. Hoffman became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in January 2006, having been a vice president of Earle M. Jorgensen Company from 1996.

        Stephen P. Koch became Senior Vice President, Operations of Reliance in April 2010. From July 2007 until he joined Reliance, Mr. Koch had been president of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of executive vice president of Chapel Steel Corp. from 2005 to June 2007, and vice president of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

        William K. Sales, Jr.    became Senior Vice President, Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.

  Significant Corporate Officers

        In addition, the following Reliance officers are expected to make significant contributions to our operations:

        Susan C. Borchers, 52, became the Chief Information Officer of Reliance on March 1, 2012. Mrs. Borchers was the director of information technology at Precision Strip, Inc., a wholly-owned subsidiary of the Company from December 1997 to February 2012.

        Brenda Miyamoto, 40, became Vice President, Corporate Initiatives in August 2012, having been promoted from Vice President and Corporate Controller, a position which she had held since May 2007. Prior to that time, Ms. Miyamoto served as Corporate Controller since January 2004 and Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.

        Donna Newton, 59, became Vice President, Benefits in May 2011, having served as Vice President, Human Resources from January 2002. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period. Aetna is our medical insurance provider.

        Donald J. Prebola, 58, became Vice President, Human Resources in August 2011. Prior to his appointment, Mr. Prebola served as Senior Vice President, Operations of our subsidiary, Infra-Metals Co., from 2008 to July 2011. Prior to that he had served as Co-General Manager of Infra-Metals Co. from 1990.

        Kay Rustand, 65, joined Reliance as Vice President and General Counsel in January 2001 and as of April 1, 2010 she became Corporate Secretary. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our counsel through 2000) in Los Angeles, California, for more than 10 years, specializing in mergers and acquisitions, corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals for the Ninth Circuit.

        John Shatkus, 52, became the Vice President, Internal Audit of Reliance on August 1, 2012, having been promoted from Director, Internal Audit, a position which he had held since May 2005. Prior to joining Reliance, Mr. Shatkus was Audit Manager at Sempra Energy and held various management positions at Sempra Energy over a 20-year period, including Regulatory Affairs Manager and Accounting Manager.

        Sheldon U. Tenenbaum, 67, became Senior Vice President, Supplier Development in May 2009. Mr. Tenenbaum served as Vice President of Chatham Steel Corporation from 1998 when Reliance acquired Chatham until 1999 when he became Director of Supplier Relations for Reliance. Chatham Steel Corporation is a subsidiary of Reliance. Mr. Tenenbaum has over 40 years of metals service center industry experience.

        Silva Yeghyayan, 45, became the Vice President, Tax of Reliance on August 1, 2012, having been promoted from Director, Tax, a position which she had held since October 2005. Prior to joining Reliance, Ms. Yeghyayan was a tax consultant from April 2004 until she joined Reliance, and she was Senior Tax Manager at Grant Thornton LLP from 2000 to 2004 and, from 1989 to 2000, held various professional staff and manager positions at Arthur Andersen LLP.

 COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis should be read together with the information presented in the Summary Compensation Table and other compensation tables and the footnotes to those tables and related disclosures following the Compensation Committee Report in this proxy statement.

 Overview

        Our Compensation Committee is composed entirely of independent directors who administer our executive compensation program and make recommendations to all of the independent directors on the Board of Directors regarding the compensation of all of the Company's corporate officers, including the named executive officers identified below ("NEOs"). The Company's pay-for-performance executive compensation program is designed to meet the following objectives:

  1.
  To align executive compensation with Company earnings,

  2.
  To motivate and hold accountable corporate officers to enhance long-term shareholder value; and

  3.
  To ensure our ability to attract and retain superior corporate officers.

The Compensation Committee recognizes that both goals 2 and 3 must be achieved to sustain financial results consistent with the Company's historical performance. The Compensation Committee believes that the Company's current program meets these goals.

        Our compensation structure is a pay-for-performance program that puts much of the NEOs' compensation at risk, depending on the Company's performance.

  •
  Base salaries are targeted to approximate the median for comparable officers in the Company's peer group.

  •
  The portion of the NEOs' total compensation that is at risk includes

  •
  incentive cash bonus opportunities that are calculated on a sliding scale based on the return on beginning shareholders' equity, which are only paid if the Company meets demanding goals, and

  •
  equity rewards based on specific goals for return on assets, operating income growth and continued service, which are well below the market medians for 2012.

        For 2012, our Corporate Officers Bonus Plan required a minimum return on beginning shareholders' equity of 6% before any bonus would be paid. The Company exceeded this performance level and achieved a return on beginning shareholders' equity as calculated under the Plan equal to 12.8%, which is an increase from the 12.5%, reached in 2011 and a significant increase from the 7.5% achieved in 2010. The Company's revenues fell within the 75th percentile when compared with its peer group. The Compensation Committee concluded that the superior management skills of the Company's officers and the successful implementation of the Company's acquisition strategy contributed to the Company's ability to sustain profitability and to outperform the industry in a difficult and challenging environment. The table below highlights the Company's results in 2011 and 2012.

	2011	2012	Percent Change
Net income	$343.8 million	$403.5 million	17.4%
Sales	$8.13 billion	$8.44 billion	3.8%
Earnings per diluted share	$4.58	$5.33	16.4%
Closing market price of stock at December 31	$48.69	$62.10	27.5%

        The Company has paid regular quarterly dividends for 53 consecutive years and has increased its dividend 19 times since its initial public offering in 1994. In February 2013, our Board of Directors increased the regular quarterly dividend amount 20% to $0.30 per share, following a 67% increase in July

2012 from $0.15 to $0.25 per share and a 25% increase in February 2012 from $0.12 to $0.15 per share of common stock.

        In 2012, our shareholders overwhelmingly approved, on a non-binding, advisory basis, the compensation of our NEOs, strongly supporting our compensation policies with 97.9% of the votes cast in favor of such compensation. The Compensation Committee believes that the Company's pay-for-performance policy operates as it was designed to do, aligning the interests of corporate officers with our shareholders and driving the NEOs' performance to enhance long-term shareholder value and achieve Company objectives.

        Even though the Company's shareholders voted in favor of the Company's compensation policy, as a matter of good corporate governance the Compensation Committee re-evaluates the policy annually. For 2012, the Compensation Committee retained the fundamental structure and effective principles of the policy, but recommended that the Board grant restricted stock units tied to certain performance goals rather than the more-dilutive stock options that the Company has historically granted.

        Beginning with 2012, the Board changed the long-term equity rewards from stock options and restricted stock to restricted stock unit awards. One hundred percent (100%) of the Chief Executive Officer's restricted stock unit awards and eighty (80%) of the other named executive officers' restricted stock unit awards will vest if, after a three-year period, the Company has achieved specified returns on assets and operating income cumulative growth and the named executive officer continues to be an employee of the Company. Twenty percent (20%) of the restricted stock unit awards of the named executive officers other than the Chief Executive Officer are dependent only on their continued service for a three-year period. The reasons for the change were

  •
  To limit dilution to shareholders;

  •
  To tie equity awards to the achievement of long-term financial objectives;

  •
  To reduce costs to the Company; and

  •
  To provide more direct value to key employees.

The change to restricted stock unit awards has significantly reduced the number of shares issued as a result of these awards, as well as the expense to the Company. As a result, both the share usage and the expense are in the bottom quartile when compared with the Company's peer group.

        The Company has straightforward pay practices adopted by the Board and administered by the Compensation Committee with:

  •
  No employment agreements with any corporate officer;

  •
  No guaranteed minimum bonus;

  •
  No repricing or replacement of stock options;

  •
  No hedging by corporate officers with respect to the Company's stock;

  •
  No excessive hiring, retirement or severance packages;

  •
  No tax gross ups on perquisites;

  •
  No excessive perquisites; and

  •
  A clawback policy.

        The clawback policy adopted by the Board requires NEOs to re-pay to the Company any portion of the incentive bonus or restricted stock units awarded to the officer if the basis for the award adversely changed as a result of a restatement of the Company's financial statements or any other material change in the factors used to calculate the bonus. Other than the SERP and deferred compensation plans described below, the NEOs participate in our health, welfare and retirement plans on the same basis as these benefits are generally available to all eligible employees.

Compensation Committee

        The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of "non-employee directors" pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by providing quantitative data and qualitative evaluations regarding both our Company's performance and each NEO's performance.

        Together with an outside consultant, the Compensation Committee reviews our Company's financial statements and compares the Company's financial results with those of the peer group identified by the Compensation Committee (including stock performance and volatility over various time periods), and compares compensation information for our NEOs and CEO with that available for comparable executive officers of the peer group described below. In determining the amount of the total compensation package and the allocation between cash and non-cash elements, the Compensation Committee considers both qualitative and quantitative criteria, as well as management recommendations and performance evaluations and historical compensation records of the Company, but has no pre-determined mix or allocation among the various elements.

Outside Consultant

        The Compensation Committee annually engages an independent outside consulting firm to aid in the review and evaluation of the total compensation package provided to the NEOs and the individual elements of the package. In 2012 the Compensation Committee engaged Pay Governance LLC to maintain continuity. The consultant has provided an objective review of the compensation paid to the NEOs and has identified competitive levels and elements of compensation paid to similarly-situated executive officers at other public companies and the alignment of the compensation policy with shareholder objectives and good corporate governance practices. The consultant was also asked to perform a preliminary analysis under testing approaches used by leading proxy advisory firms, and to assist with the implementation of the approaches to long-term equity incentive awards. The consultant was not engaged to provide any services to the Company, other than the services to the Compensation Committee with respect to executive officer compensation and the Nominating and Governance Committee with respect to biennial reviews of our director compensation, which the Board believes is consistent with the independence of the consultant. Pay Governance LLC has confirmed that it meets all of the requirements for independence established by the Securities and Exchange Commission and the New York Stock Exchange.

Peer Group(s)

        There are no public companies in the metals service center industry that are of comparable size, complexity and performance to Reliance. Accordingly, in considering executive compensation for 2012 the Compensation Committee and Pay Governance used the same peer group as in previous years. The peer group consists of companies in the same or similar industries and of comparable size in terms of revenues and/or stock market capitalization structures, industry and complexity, and Reliance generally falls between the 50th and 75th percentile in terms of these metrics. The Compensation Committee identified the following 15 Fortune 500-ranked public companies (the "2012 Peer Group"), with annual revenues ranging from approximately one-quarter to twice Reliance's revenues:

  •
  five metals companies: AK Steel Holding Company; Allegheny Technologies, Inc.; Commercial Metals Company; Steel Dynamics, Inc.; and The Timken Company;

  •
  three diversified wholesalers: Genuine Parts; W. W. Grainger, Inc.; and Wesco International; and

  •
  seven industrial companies: Dover Corp.; Eaton Corporation; General Cable Technologies Corporation; ITT Corporation(1); Parker Hannifin Corp.; SPX Corporation and Terex Corp.

The peer group identified by the Compensation Committee may change from year to year, depending on the Company's growth, changes in the economy and other events that might make any individual company more or less comparable to Reliance.

Policies

        Reliance enjoys a team-oriented corporate culture and rewards the entire team of executive and corporate officers for their joint efforts that result in the Company's performance. Attracting and maintaining a team of superior officers with complementary skills and expertise has proven successful for the Company's growth, both organically and through acquisitions, and for maintaining the Company's profitable financial performance, each of which enhances shareholder value. None of the Company's officers, including the NEOs, has an employment contract, severance agreement, change of control agreement or other similar agreement. To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that puts much of the executive officers' compensation at risk, depending on the Company's performance. Corporate officers earn annual cash bonuses based on the return on beginning shareholders' equity that the Company achieves.

        Beginning in 2012, the Company grants to its NEOs restricted stock units with cliff vesting after three years if certain performance goals are achieved by the Company. There are three categories of awards—those based on a return on assets, those based on operating income cumulative growth and those based on continued service to the Company. The restricted stock units granted to our CEO are based on a return on assets and on operating income growth; he receives no awards that are strictly service based, but he must continue to be an employee of the Company for his performance based awards to vest. The restricted stock units will be forfeited if the goals are not met. The change to restricted stock unit awards has significantly reduced the number of shares issued as a result of these awards, as well as the expense to the Company. As a result, both the share usage and the expense are in the bottom quartile when compared with the Company's peer group.

        The number of restricted stock units granted may vary depending on the NEO's activities that further the strategic vision and goals of the Company and the individual's level of responsibility with the Company. The underlying principles that all of the Company's senior management are required to adhere to are to maintain the Company's reputation for honesty and integrity, while providing a safe workplace for our employees, excellent, responsive service to our customers, credibility with our investors, and access to capital markets and acquisition opportunities; maintaining excellent relationships with our suppliers; and enhancing shareholder value. Failure to adhere to these principles could result in a reduction in compensation or termination of employment.

        Our compensation structure for our named executive officers has four main elements:

  •
  base salary,

  •
  performance-based annual cash incentive bonus,

  •
  performance-based long-term equity incentive bonus, and

  •
  retirement or deferred compensation benefits.

Relatively more weight is allocated to annual performance-based cash bonuses and performance-based equity awards and less weight to base salaries. The allocation among the base salary, the performance-based cash incentive bonus and the performance-based long-term incentive bonus is intended to place a

(1)
ITT Corporation split into three companies in 2012, but historical data is still available.

significant portion of each named executive officer's compensation at risk, based on the Company's performance.

        The cash incentive bonus under the Corporate Officers Bonus Plan is aligned with the Company's return on beginning shareholders' equity. For 2012, the Company had to achieve a minimum return on beginning shareholders' equity ("ROBE") equal to at least 6% for any officer to receive a bonus. NEOs could receive the target bonus of 150% of base salary only if the Company achieved a 13% ROBE. The maximum incentive bonus percentage of 300% of base salary would only be earned if the Company achieved ROBE equal to or greater than 25%. The total cash compensation payable to the CEO and the NEOs at each of these levels are comparable to the cash compensation paid to comparable officers at peer group companies for comparable performance. That is, the amount payable if the Company reaches the 6% threshold is approximately what a comparable officer at a peer group company would receive with performance in the 25th percentile of the peer group. The amount payable if the Company reaches the target level of 13% ROBE, together with the base salary, approximates the total cash compensation that a comparable officer at a peer group company would receive if the peer group company were in the 50th percentile. Similarly, the amount payable if the Company reaches or exceeds the maximum level of 25% ROBE, together with the base salary, approximates the total cash compensation that a comparable officer at a peer group company would receive if the peer group company were in the 90th percentile.

        The long-term equity component is intended to more closely align the officers' interests with shareholders' interests and to more closely align the officers' compensation with the Company's stock performance. The long-term benefits are intended to encourage the officers to remain with the Company and to increase shareholder value. In the past, the Company has awarded stock options or restricted stock under its long-term incentive program. In 2012 for the first time the Compensation Committee and the Board decided to award restricted stock units consisting of the right to acquire certain shares of common stock and the cash or stock dividends related thereto. One hundred percent (100%) of the Chief Executive Officer's restricted stock unit awards and eighty (80%) of the other named executive officers' restricted stock unit awards will vest if, after a three-year period, the Company has achieved specified returns on assets and operating income cumulative growth and the named executive officer continues to be an employee of the Company. Twenty percent (20%) of the restricted stock unit awards of the named executive officers other than the Chief Executive Officer are dependent only on their continued service for a three-year period.

        The Company has a supplemental executive retirement plan ("SERP") that is frozen to new participants and a deferred compensation plan to provide retirement benefits to certain key employees. None of the NEOs participates in the deferred compensation plan at this time, other than Mr. Hoffman and Mr. Koch, who do not participate in the SERP. The other NEOs participate in the SERP.

Stock Ownership Requirements

        Our stock ownership policy requires our CEO to own shares of our common stock at least equal in value to that amount that is five times his base salary. Other NEOs have the following ownership requirements: four times base salary for our chief operating officer, three times base salary for our CFO, and two and a quarter times base salary for the other NEOs. All of the NEOs either are in compliance with these stock ownership requirements or are on their way to becoming compliant within five years from the date of appointment. The Compensation Committee recently adopted a policy that all corporate officers are required to retain all restricted shares until the officer has met the minimum stock ownership requirements; provided that the officer may sell shares to cover the amount of taxes payable at the time the restricted stock vests. The policy extends to all corporate officers who are not NEOs and requires that they own shares having values of from one to two and a quarter times their base salaries.

 Procedures

        The Compensation Committee gathers both current and historical information relevant to the performance of the Company as compared to a peer group, compensation paid to NEOs of the Company and comparable officers with the companies in the peer group, and, from time to time surveys of other public companies that the Compensation Committee determines to be comparable or useful. At the request of the Compensation Committee, our CEO annually provides a summary of accomplishments for the year under review, goals and results for the year under review, goals for the year ahead, a discussion of any tactical and strategic risks, any revisions to the strategic vision of the Company and a review or evaluation of each of the corporate officers, including the NEOs. The independent directors review and discuss these items before any analysis specifically related to the mix, structure or amount of total compensation for the corporate officers.

        After reviewing with its consultant that information and data previously gathered, the Compensation Committee recommends the amount and type of compensation to be paid to the CEO and other corporate officers. The Compensation Committee then discusses with the CEO the recommendations with respect to the other corporate officers and presents these recommendations to the independent directors in executive session. The base salary and performance-based cash incentive bonus and long-term incentive awards generally are considered at different times from one another, but the Compensation Committee does analyze the proposed total compensation package before making any recommendations as to any element. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and the other corporate officers of the Company.

Elements of Executive Compensation

  Base Salary

  The base salary is

  •
  the minimum pay that an officer receives in any year,

  •
  targeted to be comparable to the median salaries paid to comparable officers at companies in the identified peer group.

In July 2012 the Compensation Committee and the independent directors on the Board raised the base salaries by 10.8% to 17.6% in an attempt to reach the targeted median of salaries paid to comparable officers within the 2012 Peer Group. The customary merit adjustments range from 3% to 5% and the additional amounts were required to raise Reliance's lower base salaries to market levels for companies in the peer group performing at approximately the median level.

  Cash Incentive Bonus

        Corporate officers are eligible for performance-based cash bonuses that are tied to the return on beginning shareholders' equity. The NEOs have bonus opportunities that may result in higher cash payments than those for similar executives at other companies, but incentive bonuses are payable only if the Company meets demanding goals. This has historically resulted in combined total cash compensation competitive with the Company's peer group. The Compensation Committee in the first quarter of each year adopts a sliding scale to calculate the bonus (up to a maximum of 300% of base salary) for the NEOs and other corporate officers based on the actual return on beginning shareholders' equity ("ROBE") relative to the goals established in the sliding scale at the beginning of each year, to tie the compensation of the NEOs directly to the Company's performance.

        The Company's ROBE is calculated by dividing net income for the period January 1 to December 31 of the applicable year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders' equity at December 31 of the immediately preceding year (as may be adjusted as a result of the issuance of new shares of the Company's common stock). ROBE was selected as the primary financial metric for calculating performance-based cash bonuses because it represents the return on shareholders' investments in the Company, emphasizes profitability and measures how efficiently management is using capital.

        For 2012, each NEO had a target bonus of 150% of base salary, which would be earned if the ROBE were 13% (which was chosen as the target based on the Company's long-term average ROBE), but would receive no bonus if the ROBE were less than 6%. The maximum bonus would be triggered if the ROBE equals or exceeds 25%.

Bonus Levels	ROBE	Percent of Base Salary
Threshold	6%	38%
Target	13%	150%
Maximum	≥25%	300%

The same sliding scale applied in 2011. If the Company achieved a ROBE in between these amounts, the bonus percentage would be rounded to the nearest one-half percentage point and the incentive cash bonus would be adjusted accordingly. The performance goals are reasonably demanding compared to those established by companies in the 2012 Peer Group, but the incentive cash bonuses, based on this sliding scale, have been comparable to those received by executive officers of companies in the Company's peer group.

        For 2012, the Company's ROBE calculated under the terms of the Bonus Plan was 13.0% compared to 12.5% in 2011 and 7.5% in 2010. Under the Bonus Plan the NEOs were entitled to receive amounts equal to 150% of their respective base salaries for 2012 compared to 142% in 2011 and 25% in 2010. Furthermore, when benchmarking the total compensation of the named executive officers against total compensation paid to comparable officers at companies in the 2012 Peer Group, the Compensation Committee found that maximum annual bonuses that could be payable to the named executive officers were among the highest of the maximum bonuses of the 2012 Peer Group, but that total compensation if the maximum bonuses were paid would be competitive for the level of performance required to reach that goal. The Compensation Committee also found that the total direct compensation paid to the NEOs was approximately the market median for the 2012 Peer Group, except for our CEO whose total direct pay was significantly below the market median for the 2012 Peer Group.

        We cannot predict with any certainty the probability that the NEOs will receive any specific bonus amount in 2013, since it depends on the performance of the Company. The Compensation Committee established the target bonus percentage based on the assumption that in a normal economy the Company should be able to achieve a 13% ROBE, but there is no guarantee that it will do so. In 2012 the consultant determined that the 6% threshold was approximately the 25th percentile of the 2012 Peer Group performance, the 13% target was approximately the 50th percentile of the 2012 Peer Group performance and the 25% maximum was approximately the 90th percentile of the 2012 Peer Group performance, based on an analysis of the 2012 Peer Group's performance over 3, 5, 7 and 10 year periods. The table below illustrates the threshold, target and maximum bonuses that would be payable under the Bonus Plan for

2013 based on the identified officers' current base salaries if the Company achieves the correlated level of performance, but the Company cannot provide any assurance that it will achieve any particular ROBE.

Bonus Levels

Officer Name/Title	Minimum Bonus Amount(1) (ROBE of < 6%)	Threshold Bonus Amount(1) (ROBE of 6%)	Target Bonus Amount(1) (ROBE of 13%)	Maximum Bonus Amount(1) (ROBE of ≥25%)
David H. Hannah Chairman and Chief Executive Officer	$-0-	$380,000	$1,500,000	$3,000,000
Gregg J. Mollins President and Chief Operating Officer	$-0-	$256,500	$1,012,500	$2,025,000
Karla R. Lewis Executive Vice President, Chief Financial Officer and Assistant Secretary	$-0-	$190,000	$750,000	$1,500,000
James D. Hoffman Senior Vice President, Operations	$-0-	$171,000	$675,000	$1,350,000
Stephen P. Koch Senior Vice President, Operations	$-0-	$155,800	$615,000	$1,230,000
William K. Sales, Jr. Senior Vice President, Operations	$-0-	$171,000	$675,000	$1,350,000
Named Executive Group	$-0-	$1,324,300	$5,227,500	$10,455,000
Non-Executive Director Group	$-0-	$-0-	$-0-	$-0-
Other Corporate Officer Employee Group(2)	$-0-	$414,422	$1,635,875	$3,271,750

(1)
Estimate is based on the base salary in effect on December 31, 2012 and bonus percentages applicable for 2013. The actual amount of the bonuses for corporate officers other than the named executive officers is within the discretion of the Compensation Committee, subject to approval of the independent, non-management directors. No bonus is payable if the ROBE is less than 6%.
(2)
This group consists of eight officers, one of whom became an officer in March 2012 and two of whom became officers in August 2012.

  2012 Bonus Plan

        When originally developing the sliding scale for incentive bonuses, the Compensation Committee determined that the Company's average return on beginning shareholders' equity from 1978 to 2004 was 12.8%, with a median return of 13.2%. For the period from 1978 through 2008 following five record performance years, the average rate of return over the period had increased to 14.3% and the median had increased to 13.7%. Given the impact of the economic downturn on the Company's performance, the average rate of return and the median return fell to 13.8% and 13.2%, respectively.

        Before adopting the sliding scale, the Compensation Committee reviewed the Company's past practices and results. The ROBE has varied from a low of 1.6% to a high of 32.6% during the period from 1978 to 2012. In only three years (all of which occurred within the last six years) in that period has the Company exceeded the 25% rate of return, which the Compensation Committee has determined is required for the NEOs to achieve the maximum incentive bonus equal to 300% of their respective base salaries. The ROBE in 2006 exceeded 25%, the ROBE for 2007 was 23.4% and the ROBE for 2008 was 22.9%. Because of the economic downturn, the Company's ROBE for 2009 was 6.1%, for 2010 was 7.5%,

but it increased to 12.5% for 2011 and 13.0% for 2012. Accordingly, under the Bonus Plan for 2012 the NEOs were entitled to receive 150% of their respective base salaries as an incentive bonus, up from 142% for 2011, 25% for 2010 and 14% for 2009 but down from the 269% received for 2008. This variation in the incentive bonus amounts demonstrates that the NEOs' compensation is directly reflective of the Company's performance and the return on shareholders' investment.

        The Compensation Committee believes that the sliding scale adopted for calculating NEO bonuses is a superior quantitative approach to determining the bonuses to be paid that reflects the Company's performance in good times and bad and awards the NEOs accordingly.

  Equity Incentive Compensation

        We grant equity awards under our Amended and Restated Stock Option and Restricted Stock Plan (the "Stock Plan"), which was approved by our shareholders. The Stock Plan is intended to encourage the NEOs and other key employees of the Company and its subsidiaries to remain with the Company on a long-term basis, to reward individual performance and levels of responsibility and to motivate them to create enhanced shareholder value over the long-term. The Compensation Committee has complete authority to interpret the Stock Plan and make all decisions with respect to how it functions. The Compensation Committee recommends grants of options, restricted stock or restricted stock units, but the independent directors approve all such grants. The Compensation Committee considers the recommendations of our CEO with respect to any grants or awards to the other NEOs and other corporate officers, as well as to certain key employees. The Board is seeking shareholder approval at the Annual Meeting of an amendment to the Stock Plan to extend the term of the Stock Plan to December 31, 2018. Please see the discussion under Proposal 2 above.

        In making its recommendations to the independent directors, the Compensation Committee considers the position of the NEO, his or her importance to the Company's results, his or her individual performance, the equity awards previously granted to that individual, the option price or market value of the equity grant, the total value of the equity grant and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related expense as a percentage of pre-tax income.

        Under the terms of the Company's Stock Plan, the exercise price of any stock option must be at least equal to the fair market value of the underlying stock on the date of grant. The fair market value is defined, for purposes of the Stock Plan, as the closing price of Reliance common stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.

        When determining the number of restricted stock units to grant to the NEOs in 2012, the Compensation Committee found that the value of the equity awards previously granted to the NEOs was approximately 35% below the market median value of equity grants to comparable officers in the 2012 Peer Group. The Compensation Committee annually evaluates the level of equity awards to be given to the NEOs with a desire to extend equity awards to as many of the Company's key employees as possible.

        In 2011 and prior years, the Compensation Committee recommended and the independent directors approved grants of non-qualified stock options to the named executive officers and in 2010 and 2011, the Compensation Committee also recommended the award of shares of service-based restricted stock to certain operational and financial corporate officers, including the NEOs. After careful consideration, in February 2012 the Compensation Committee recommended to the independent directors that the Company replace grants of stock options and service-based restricted stock with awards of performance-based restricted stock units, tied 100% to performance for the CEO and to performance and continued service for the other NEOs and certain key employees. The reasons for the change were:

  •
  to limit dilution to shareholders;

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  to tie equity awards to the achievement of long-term financial objectives;

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  to reduce costs to the Company; and

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  to provide more direct value to key employees.

        In February 2013, the Compensation Committee recommended and the independent directors approved the grant of 324,780 restricted stock units, of which 116,000 restricted stock units were granted to the CEO and other NEOs. The independent directors approved awards of 391,050 restricted stock units in March 2012, of which 27% were awarded to the CEO and other NEOs. Each restricted stock unit consists of the right to receive one share of common stock of the Company and dividend equivalents equal to the accrued cash or stock dividends where the record date for such dividends is after the grant date but before the shares are vested. These restricted stock units have a cliff vesting of three years and performance criteria based on the average of the Company's return on assets ("ROA"), the cumulative annual growth rate ("CAGR") of the Company's operating income and the continuing employment and service of the recipient. The Compensation Committee believes that using restricted stock units with these performance criteria and the three-year cliff vesting

  •
  provides comparable value to the CEO and the other NEOs,

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  balances the Company's cash incentive bonus based on the ROBE, and

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  limits excessive risk taking by executive officers,

  •
  while reducing the costs to the Company for its long-term incentive program.

        The Company must achieve the following goals for the stated percent of performance-based restricted stock units subject to the specified goal to vest at the end of three years:

Levels	Percent of RSUs Vesting	ROA Goals	Operating Income CAGR
Threshold	25%	8%	3%
Target	100%	13%	10%
Maximum	200%	18%	17%

        ROA is calculated as operating income divided by the average total assets. In the 16-year period from 1997 through 2012, the Company has achieved the Threshold ROA but less than the Target ROA ten times, the Target ROA but less than the Maximum ROA two times and an ROA equal to or exceeding the Maximum ROA three times, and it has achieved an ROA less than the Threshold ROA one time. In 2012, the Company achieved an ROA of 11.5%.

        In the 16-year period from 1997 through 2012, the Company has achieved the Threshold CAGR but less than the Target CAGR one time, the Target CAGR but less than the Maximum CAGR one time and a CAGR equal to or exceeding the Maximum CAGR nine times, and it has achieved an operating income CAGR less than the Threshold CAGR five times. In 2012 the Company achieved an operating income CAGR of 15.1%.

        The CEO's award is 100% dependent on the ROA and the operating income CAGR over a three-year period. Twenty percent (20%) of the other NEOs' awards are dependent only on their continued service for the performance period, but 80% of the awards are dependent on the ROA and operating income CAGR performance criteria.

        Our restricted stock units have a double trigger feature in the event of a change of control of the Company. In other words, the vesting of the units is only accelerated in the event that there is a change of control of the Company and the NEO's employment is terminated or substantially diminished.

        The Company does not plan to time nor has it timed its release of material non-public information for the purpose of affecting the value of any stock or stock options granted. In fact the Company has delayed the grant of options until material non-public information has been publicly disclosed and the market has had a reasonable opportunity to react to the information. Since 2007, the Compensation Committee has recommended grants of stock options, restricted stock or restricted stock units for named executive officers annually after the Company has reported its annual earnings and the market has had an opportunity to react to the Company's release of its financial results in late February or early March.

  SERP and Deferred Compensation Plan

        In 1996, Reliance adopted a SERP to provide post-retirement benefits to certain of our executive officers (other than James D. Hoffman and Stephen Koch, who were not corporate officers at the time that the SERP was frozen to new participants) and to certain other key employees. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual's retirement plan investments from the Company to the participants. Through December 31, 2008, the SERP benefit payable to each participant was offset by the value that the participant was expected to receive from the Company's contributions to the participant accounts in the Company's 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. These offsets resulted in the Company bearing the risk of any reductions in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company's SERP expense increased significantly as the amount of the benefit payable by the SERP increased. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant's highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the 401(k) Plan and ESOP plans as well as social security benefits). The amendment also froze the plan to new participants and brought it into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifted certain risks from the Company to the participant.

        Reliance also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them and to provide supplemental retirement benefits to certain key employees. The deferred compensation plan does not provide for any minimum rate of return. James D. Hoffman was previously a participant in a subsidiary plan that was replaced, and now both he and, as of 2011, Stephen P. Koch participate in the Reliance Deferred Compensation Plan. In addition, as a former employee of EMJ, Mr. Hoffman is entitled to receive 3,143 phantom shares of Reliance stock under the Earle M. Jorgensen Supplemental Bonus Plan. The deferred compensation plan was amended and restated in 2012 to allow all corporate officers and subsidiary presidents to participate and to change the administrator.

        The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of the total compensation of the NEOs. In comparing the values of the SERP against the retirement benefits offered at companies in the 2012 Peer Group, the Compensation Committee found that the values are competitive for the NEOs who participate in the SERP.

Other Benefits

        Our Master 401(k) Plan allows all eligible employees, including the NEOs, who have been employed a minimum of three months, to defer a portion of their eligible compensation and provides a matching contribution of up to 3% of eligible compensation, subject to certain IRS limitations. All NEOs are eligible to participate in this Master 401(k) Plan. We have maintained an Employee Stock Ownership Plan ("ESOP") since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance, including the NEOs, are eligible to participate in the ESOP as of the first January 1 after one and one-half years' of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant's eligible compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS. The Company also pays a portion of the healthcare insurance premiums for the NEOs and his/her dependents, as we do for all eligible employees of Reliance. The Company also provides certain club memberships for our NEOs to be used for business purposes. When benchmarking the perquisites provided to the NEOs compared with the 2012 Peer Group, the Compensation Committee found that the perquisites were significantly below the median of those provided to comparable officers of companies in the 2012 Peer Group.

  Change in Control

        We do not have individual employment agreements that provide change in control or severance benefits. The SERP provides that, upon a change in control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan. The restricted stock units provide that upon a change in control and termination of his or her employment that is involuntary or voluntary with good reason (double trigger), the restricted stock units will become vested by prorating the number of such restricted stock units as if the performance period ended on the date of the termination.

        In December 2008, the Company adopted a deferred compensation plan, but no NEO received any benefits under this plan, other than James D. Hoffman and, beginning in 2011, Stephen P. Koch, who received Company contributions as determined by the Board of Directors. For Company contributions, participants vest based on Years of Plan Participation at a rate of 20% per Plan Year, unless otherwise defined by individual agreements. Participants vest 100% upon reaching Retirement (age 65 and ten years of service), Change in Control or Death, except that participants in the plan who previously participated in a subsidiary deferred compensation plan will be vested in accordance with a separate vesting schedule that matches the prior plan. Mr. Hoffman and Mr. Koch are 100% vested in the Company contributions through 2011.

Analysis of Compensation Decisions

        Review of Market and Financial Data.    When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources. The Compensation Committee obtains from our accounting department historical data on the level of compensation paid to executive officers and subsidiary officers by the Company, both individually and in relation to one another. The accounting department, with assistance from outside experts, also prepares certain quantitative calculations regarding the values of stock option grants, restricted stock, restricted stock units and retirement benefits. Members of the Compensation Committee and its consultant gather publicly available information on compensation paid by, and the performance and results of, companies in the Company's identified peer group, as well as information regarding the Company's performance and results relative to other companies in the metals service center industry, and may review from time to time surveys of related compensation information. The composition of the peer group is reviewed annually and, if necessary, the Compensation Committee may revise the peer group in an effort to assure comparability of information.

        The information on other companies, including the 2012 Peer Group, alone is not determinative. The Compensation Committee analyzes both the individual elements and the total compensation package for each of the NEOs. In addition to the relative financial results of the Company compared to companies in the peer group and companies in the metals service center industry and compensation of comparable executive officers in each of these groups to the extent available, the Compensation Committee considers factors such as the Company's stock performance as compared with standard indices, such as the Standard & Poor's 500 or the Russell 2000. The Compensation Committee recognizes that, given the stock options and restricted stock granted and the amounts of stock actually held, the NEOs are directly impacted by the Company's stock price and, accordingly, their interest in the Company's performance and the impact it has on the market value of the stock is closely aligned with that of the Company's shareholders.

        The Compensation Committee extensively analyzed income statement, balance sheet, and stock market data of the Company and comparable information for companies in the 2012 Peer Group that was the most recent information available at the time the compensation decisions were being made. The Compensation Committee also considered the structure of total compensation (base salary, cash bonus, long-term incentive plans, and retirement plans) as compared to the 2012 Peer Group.

        Compared to the 2012 Peer Group, the Company ranked in the 75th percentile for revenues in 2011 (the latest information available) and well above the median for revenues over a five-year period. The Company's return on net assets and return on total assets both ranked in the 75th percentile for 2011 and over a five-year period, in keeping with the Company's focus on long-term performance goals. Reliance far exceeded the performance of the 2011 Peer Group with respect to total shareholder return growth with a 27.5% improvement over a one-year period for 2012 over 2011 and a 2.8% compound annual growth rate (CAGR) over the five-years ended December 31, 2012.

        Based on its analysis of the above and comparisons with the 2012 Peer Group, the Compensation Committee determined that, although the Company's position with respect to each element of compensation may vary, the target total compensation for the NEOs for 2012 approximates competitive or median levels.

        Long-Term Company Performance Considerations.    The Compensation Committee also considered the changes in the Company's stock price compared to the changes in the stock price of the following companies: AK Steel Holdings, Allegheny Technologies, A.M. Castle & Co., Century Aluminum, Commercial Metals Company, Gibraltar Industries, Nucor Corporation, Olympic Steel and Worthington Industries, Inc., as well as the Standard & Poor's 500 industry index for one-, five- and ten-year periods. Excluding dividends, the change in value in Reliance stock for the five year period ended December 31, 2012 was 14.6% and for the ten year period ended December 31, 2012 was 496.0%.

        From 2006 to 2008, the Company's net income and sales increased over the prior year; whereas in 2009 both the Company's net income and sales were down significantly because of the recession. The Company's financial results improved again in 2010, 2011 and 2012 with the slow recovery in the general economy. The Compensation Committee believes that the Company's pay for performance compensation policies achieve the results that they were designed to achieve and appropriately adjust the cash compensation of the CEO and the other NEOs to reflect the significant changes in the Company's performance, as shown in the table below with respect to the CEO.

Percent Changes From Prior Year

Year	Net Sales	Net Income	CEO Cash Compensation (base + bonus)
2008	20%	18%	10%
2009	(39)%	(69)%	(69)%
2010	19%	31%	48%
2011	29%	77%	70%
2012	4%	17%	21%

        The Compensation Committee, in collaboration with its consultant and after completing its analysis, concluded that the CEO's total compensation and his cash compensation were below the average of the chief executive officers in the 2012 Peer Group, approximately 50% below the median of the 2012 Peer Group. The Compensation Committee also found, based on the information provided by its consultant, that the total compensation for Reliance's other NEOs was in the competitive range, but was still below the median even though the Company's performance was above the median.

        While mindful of the volatility of the Company's stock price, the Compensation Committee recognized that the market price of our stock dropped rapidly and significantly in 2008 as a result of the economic upheaval from the meltdown of the financial markets and not as a result of the Company's performance or the performance of the executive officers. The Compensation Committee also noted that the Company's stock price has recovered significantly from its low in the fourth quarter of 2008. The Compensation Committee commended the executive officers for their management of the Company's working capital during a challenging economy. The Company has maintained a strong balance sheet and maintained its investment grade credit rating, while improving the Company's overall performance and continuing to grow the Company. To the knowledge of the Compensation Committee, Reliance is one of only two public metals service center/processor companies to have an investment grade credit rating and to have remained profitable during the economic recession. The Compensation Committee recognizes that it requires superior management skills to successfully lead a company through a recession while maintaining profitability and expanding operations.

        The Compensation Committee believes that the Company's total compensation plan is well designed, comprehensive and aligns management and the Board of Directors with creating value for each and every shareholder. The CAGR for the Company's stock, measured by the value at December 31, for five, ten, and eighteen years (since the 1994 IPO), are 3%, 20%, and 18%, respectively. The Compensation Committee finds these to be outstanding results.

        The Board believes that the executive compensation program has operated as designed, with lower performance-based cash bonuses being paid in the years when the Company's revenues and earnings are lower, such as in 2009, and higher performance-based cash bonuses being paid when the Company's revenues and earnings are higher, such as in 2008. To demonstrate, below are pie charts showing the percentages of the CEO's total compensation (excluding changes in pension values) of his base salary, his incentive cash bonus and his long-term incentive awards in each of the last four years. The long-term incentive awards were mostly options to acquire stock and the value may not be realized if the market price of the stock does not exceed the exercise price.

        Individual Performance Considerations.    Individual performance of each of the NEOs principally impacts any increase in base salary (which in turn impacts the amount of the cash incentive bonus that is calculated as a percentage of the base salary) and the number of stock options, shares of restricted stock or restricted stock units granted. Each of the NEOs contributed to the Company's results in a number of ways, and all worked together as a team to maintain the Company's profitable results and to continue to grow the Company. The Compensation Committee has focused on the long-term benefit to and sustainability of the Company by maintaining superior corporate officers in a team having complementary skills. The Compensation Committee considered, among other things, the following specific factors in addition to the more subjective factors of management style, problem-solving capabilities, supervisory responsibilities and the responsibilities of due diligence related to proposed acquisitions and the integration and subsequent performance of completed acquisitions of each of the NEOs:

          Chairman and CEO—It is the CEO's responsibility to lead the Company together with the Board and Lead Director, to develop a strategic vision for the Company, to implement that vision and the Company's acquisition strategy and to ensure that the corporate officers take actions to further the Company's long-term corporate goals and objectives. Mr. Hannah has been the principal factor in developing and implementing the acquisition strategy of the Company and in maintaining a strong balance sheet and adequate financing to allow the Company to grow both organically and through acquisitions. In 2012 we completed six acquisitions and we recently announced that we have entered into an agreement to purchase Metals USA Holdings Corp., potentially our largest acquisition to date, having an enterprise value of $1.2 billion with 48 service center facilities. Mr. Hannah is directly involved in the development of a company-wide information technology strategy and chairs the ERP Steering Committee. Mr. Hannah remains the face of the Company as he actively engages in conferences, meetings and conversations with analysts, investors and shareholders, as well as potential acquisition targets. He has pursued an increased focus on the safety of our employees that has resulted in an improved safety record. Mr. Hannah also works with Mr. Mollins to direct the allocation of our capital for purposes of maintaining excellent services for our customers and expanding our product and processing offerings and diversification and with Mrs. Lewis to maintain our investment grade credit rating.

          President and COO—Mr. Mollins, in addition to supervising Mr. Hoffman, Mr. Koch, and Mr. Sales and the presidents of some of our larger subsidiaries, is directly involved in the organic growth of the Company and in planning the expansion of existing operations, as well as being involved in the acquisition of new subsidiaries. Mr. Mollins spends considerable time developing our subsidiary officers and integrating newly-acquired companies into Reliance, emphasizing Reliance's management strategy with respect to gross profit margins and inventory turns. Mr. Mollins also oversees the capital expenditures of the Company; we spent $214 million on capital expenditures in 2012. Mr. Mollins worked directly with various subsidiaries to increase the cooperative attitude and encourage buying products within the Reliance family of companies to speed the reduction of inventory during the economic downturn and to further enhance our inventory management as conditions have improved. Mr. Mollins maintains excellent relations with our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders. Mr. Mollins, together with Mr. Hannah and Mrs. Lewis, was actively involved in various activities with investors and shareholders.

          EVP and CFO—Mrs. Lewis supervises the Vice President, Human Resources, the Vice President, Corporate Initiatives, the Vice President, Tax and our Corporate Controller, as well as other non-officer employees, and serves on the ERP Steering Committee overseeing the long-term development of the Company's information technology activities. Under Mrs. Lewis's leadership, the Company managed its cash flow so as to maintain a strong balance sheet allowing continued access to capital, along with meeting all debt covenants and financial reporting requirements, maintaining strong internal controls throughout the Company and maintaining our investment grade credit rating. Mrs. Lewis's focus on deleveraging the balance sheet provided us with ample liquidity to continue our growth efforts in 2012. Mrs. Lewis was instrumental in increasing the Company's borrowing limit on the Company's unsecured revolving credit facility from $1.1 billion to $1.5 billion in 2011, which has provided significant savings on our borrowing rates, and in ensuring compliance with our debt covenants. Mrs. Lewis played a major role in completing our acquisitions in 2012. Mrs. Lewis, together with Mr. Hannah and Mr. Mollins, was actively involved in various activities with investors and shareholders.

          Sr. VP, Operations—Mr. Hoffman has provided oversight for certain operating entities to support their efforts to improve profitability, improve inventory turns, and increase productivity and cooperation among the Reliance family of companies, as well as implementing the Company's strategy for organic growth for these operations. Mr. Hoffman has focused on margin enhancement, inventory turn and growth activities in 2012. Mr. Hoffman has actively participated in several of our acquisitions and in the integration of Continental Alloys & Services Inc., National Specialty Alloys, Inc. and Sunbelt Steel Texas, Inc. Mr. Hoffman chairs our ERP Operations Committee to assist with the development and implementation of our corporate information technology strategy. Mr. Hoffman maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

          Sr. VP, Operations—Mr. Koch has provided oversight for an increased number of operating entities in 2012 to support their efforts to improve profitability, improve inventory turns, and increase productivity and cooperation among the Reliance family of companies, as well as implementing the Company's strategy for organic growth for these operations. Mr. Koch focused on margin enhancement, inventory turn and growth activities in 2012. Mr. Koch serves on our ERP Operations Committee to assist with the development and implementation of our corporate information technology strategy. Mr. Koch maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

          Sr. VP, Operations—Mr. Sales has provided oversight for certain operating entities to support their efforts to improve profitability, improve inventory turns, increase productivity and oversee management of certain of our operations, as well as implementing the Company's strategy for organic growth for these operations. Mr. Sales continued to be involved in assisting in the expansion of our Company internationally. In addition, Mr. Sales was involved in the expansion of existing facilities and updating of processing equipment at certain of our operations, and took an active role in supervising certain of our Asian operations and implementing a more robust export compliance program. Mr. Sales is also on the ERP Steering Committee overseeing the corporate information technology strategy. Mr. Sales was instrumental in implementing a plan to increase productivity and cooperation among the Reliance family of companies. Mr. Sales focused on margin enhancement, inventory turn and growth activities in 2012. Mr. Sales maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

Realized Income. The Board believes that it is more appropriate to focus on realized income to analyze pay and performance because realized income is actually or potentially earned over a given period. Realized income is that compensation reported on the individual's Form W-2 and includes base salary,
cash incentive bonus, the fair value of stock awards that vested, realized gains on stock options that were exercised and all other compensation paid to the named executive officer in the identified year. The Compensation Committee asked its consultant to analyze the alignment of the executive officers' realized income with the Company's performance. The cash compensation paid to the CEO and the CFO generally align with the Company's results, but the realized income levels for the CEO and CFO are generally lower than the Company's relative returns to shareholders for the same period. For the five years ending in 2011, our CEO's realized pay ranked in the 16th percentile, while the Company's total return to shareholders ranked in the 64th percentile compared to the Company's peer group. The CFO's realized pay ranked in the 37th percentile for the same period. The graph to the right compares the CEO's reported compensation to his realized compensation for the last five years.	Reliance Steel & Aluminum Co. CEO Reported vs. Realized Income

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed entirely of the independent, non-employee directors listed below.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

        This report is submitted on behalf of the members of the Compensation Committee.

	John G. Figueroa		Douglas M. Hayes
Mark V. Kaminski, Chair		Andrew G. Sharkey, III		Leslie A. Waite

 EXECUTIVE COMPENSATION

        The following table summarizes certain information concerning the compensation that we paid for the years 2012, 2011 and 2010 to our Chairman and Chief Executive Officer, who was our only principal executive officer during these years, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during these years, and each of the other four most highly compensated executive officers who served in that capacity during 2012:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David H. Hannah	2012	$925,000	$1,500,000	$2,296,800	$—	$—	$1,408,489	$51,914	$6,182,203
Chairman and	2011	$800,000	$1,207,000	$1,491,600	$2,697,650	$—	$1,998,616	$31,421	$8,226,287
Chief Executive	2010	$725,000	$457,500	$824,800	$2,055,960	$—	$1,198,880	$18,436	$5,280,576
Officer
Gregg J. Mollins	2012	$637,500	$1,012,500	$1,148,400	$—	$—	$867,187	$29,014	$3,694,601
President and	2011	$575,000	$852,000	$559,350	$1,348,825	$—	$1,338,201	$21,101	$4,694,477
Chief Operating	2010	$535,000	$335,500	$412,400	$1,027,980	$—	$762,675	$20,097	$3,093,652
Officer
Karla R. Lewis	2012	$475,000	$750,000	$918,720	$—	$—	$428,910	$22,414	$2,595,044
Executive Vice	2011	$425,000	$639,000	$279,675	$1,079,060	$—	$589,925	$18,221	$3,030,881
President and	2010	$387,500	$244,000	$309,300	$822,384	$—	$225,453	$19,597	$2,008,234
Chief Financial Officer
James D. Hoffman	2012	$425,000	$675,000	$574,200	$—	$—	$—	$219,314	$1,893,514
Senior Vice	2011	$375,000	$568,000	$186,450	$674,413	$—	$—	$591,541	$2,395,404
President,	2010	$340,000	$213,500	$206,200	$513,990	$—	$—	$94,097	$1,367,787
Operations
Stephen P. Koch	2012	$390,000	$615,000	$574,200	$—	$—	$—	$119,314	$1,698,514
Senior Vice	2011	$355,000	$525,400	$186,450	$674,413	$—	$—	$60,710	$1,801,973
President,	2010	$321,485	$434,778	$206,200	$513,990	$—	$—	$14,044	$1,490,497
Operations
William K. Sales, Jr.	2012	$425,000	$675,000	$574,200	$—	$—	$540,403	$19,314	$2,233,917
Senior Vice	2011	$375,000	$568,000	$186,450	$674,413	$—	$707,253	$16,541	$2,527,657
President,	2010	$340,000	$213,500	$206,200	$513,990	$—	$381,813	$19,097	$1,674,600
Operations

(1)
The amounts shown were paid under our Corporate Officers Bonus Plan for 2012, 2011 and 2010.
(2)
The amounts in this column reflect the grant date fair value of the restricted stock awarded in 2012, 2011 and 2010. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (the "Codification") and pursuant to the Company's equity compensation plans by multiplying the closing price of the Company's common stock on the grant date by the number of shares awarded to each officer.
(3)
The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2011 and 2010, respectively. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.
(4)
The Company has no non-equity incentive compensation plan other than the Corporate Officers Bonus Plan, which went into effect for 2008 and is accounted for under the "Bonus" column of the table.

(5)
The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman and Mr. Koch. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2012. The amounts in the table are calculated in accordance with the amended and restated SERP that became effective as of January 1, 2009. The change in the pension value in 2012 was due to a decrease in the discount rate used for the calculation from 4.25% to 3.75%. The following summarizes the total change in pension value due to the change in the discount rate and other factors:

Name	Change in Pension Value Due To Change in Discount Rate	Change in Pension Value— All Other	Total Change in Pension Value
David H. Hannah	$584,653	$823,836	$1,408,489
Gregg J. Mollins	$425,307	$441,880	$867,187
Karla R. Lewis	$248,240	$180,670	$428,910
William K. Sales, Jr.	$228,571	$311,832	$540,403
(6)
The 2012 all other compensation amounts are comprised of the following:

Name	401(k) Match Contributions	ESOP Contributions	Company Contributions to Deferred Compensation Plan	Dividend Equivalents on Restricted Stock	All Other Compensation
David H. Hannah	$7,500	$5,614	$—	$38,800	$51,914
Gregg J. Mollins	$7,500	$5,614	$—	$15,900	$29,014
Karla R. Lewis	$7,500	$5,614	$—	$9,300	$22,414
James D. Hoffman	$7,500	$5,614	$200,000	$6,200	$219,314
Stephen P. Koch	$7,500	$5,614	$100,000	$6,200	$119,314
William K. Sales, Jr.	$7,500	$5,614	$—	$6,200	$19,314

2012 Realized Income

        The total compensation for each of the named executive officers as shown on the Summary Compensation Table above includes items that are derived based on certain rules adopted by the SEC and does not necessarily reflect the direct, realized income received by these named executive officers in any particular year. To supplement the information provided as required in the Summary Compensation Table, we have set forth below an additional table to show the income actually realized by each named executive officer as reported on the named executive officer's Form W-2 for each of the years shown.

2012 Realized Income

Name and Principal Position	Year	Salary ($)	Bonus ($)	Value Realized On Stock Option Exercises ($)	Value Realized On Vesting of Stock Awards ($)		All Other Compensation ($)		Total Realized Compensation(1) ($)
David H. Hannah	2012	$925,000	$1,207,000	$1,150,701	$626,760		$38,800		$3,948,261
Chairman and Chief	2011	$800,000	$457,500	$—	$186,080		$18,240		$1,461,820
Executive Officer	2010	$725,000	$98,000	$1,119,085	$—		$8,900		$1,950,985
Gregg J. Mollins	2012	$637,500	$852,000	$1,489,740	$260,590		$15,900		$3,255,730
President and Chief	2011	$575,000	$335,500	$—	$93,040		$7,920		$1,011,460
Operating Officer	2010	$535,000	$72,800	$1,617,861	$—		$6,900		$2,232,561
Karla R. Lewis	2012	$475,000	$639,000	$—	$155,850		$9,300		$1,279,150
Executive Vice	2011	$425,000	$244,000	$—	$69,780		$5,040		$743,820
President and Chief	2010	$387,500	$52,500	$577,920	$—		$6,400		$1,024,320
Financial Officer
James D. Hoffman	2012	$425,000	$568,000	$700,959	$103,900		$6,200		$1,804,059
Senior Vice President,	2011	$375,000	$213,500	$—	$46,520		$563,360	(3)	$1,198,380
Operations	2010	$340,000	$46,200	$—	$—		$35,900		$422,100
Stephen P. Koch	2012	$390,000	$525,400	$—	$103,900		$6,200		$1,025,500
Senior Vice President,	2011	$355,000	$155,550	$—	$46,520		$3,360		$560,430
Operations	2010	$321,485	$380,978	$—	$—		$3,800		$706,263
William K. Sales, Jr.	2012	$425,000	$568,000	$—	$51,110	(2)	$6,200		$1,050,310
Senior Vice President,	2011	$375,000	$213,500	$—	$232,970	(2)	$3,360		$824,830
Operations	2010	$340,000	$46,200	$2,041,705	$—		$5,900		$2,433,805

(1)
Total realized income reflects the amounts reported as compensation on the named executive officers' respective Forms W-2 and includes the named executive officer's base salary, cash incentive bonus, the fair value of stock awards that vested, realized gains on stock options that were exercised and all other compensation paid to the named executive officer in each of the identified years. The stock awards that vested and the stock options that were exercised that are included in the compensation reported on the Forms W-2 were granted in prior years and were accounted for in the grant year in the Summary Compensation Table at assumed values. The amounts shown as total realized income differ substantially from the amounts determined under the applicable SEC rules and reported on the Summary Compensation Table on page 34 and are not a substitute for the total compensation shown on the Summary Compensation Table. Realized income for 2012 can be reconciled to total compensation as reported in the Summary Compensation Table as follows: (1) total compensation, as determined under applicable SEC rules, minus (2) the difference between bonus earned under SEC rules as compared to the bonus amount actually paid in the year reported, minus (3) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), minus (4) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column), minus (5) Company 401(k), ESOP and Deferred Compensation Plan contributions, as applicable, plus (6) the value realized from the exercise of stock options or vesting of restricted shares before payment of any applicable withholding taxes and brokerage commissions.
(2)
Mr. Sales made an election under IRC section 83(b) to be taxed on the entire value of his August 2011 restricted stock award of $186,450 as of the date of the grant as opposed to when the shares vest. Included in the total is also the value realized from vesting of stock awards granted to him in 2010 of $46,520. In 2012, the vested August 2011 restricted stock award of $52,790 was excluded from the total value realized from vesting of stock awards of $103,900 due to the election under IRC section 83(b) in 2011.
(3)
Relocation bonus.

Grants of Plan Based Awards

        The Company has no non-equity or equity incentive plans for its executive officers other than the Corporate Officers Bonus Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table, and the Earle M. Jorgensen incentive stock option plan with respect to James D. Hoffman. The following table sets forth plan-based awards granted to the executive officers named above during 2012:

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David H. Hannah	3/16/12	380,000	1,500,000	3,000,000	10,000	40,000	80,000	—			2,296,800
Gregg J. Mollins	3/16/12	256,500	1,012,500	2,025,000	4,000	16,000	32,000	4,000			1,148,400
Karla R. Lewis	3/16/12	190,000	750,000	1,500,000	3,200	12,800	25,600	3,200			918,720
James D. Hoffman	3/16/12	171,000	675,000	1,350,000	2,000	8,000	16,000	2,000			574,200
Stephen P. Koch	3/16/12	155,800	615,000	1,230,000	2,000	8,000	16,000	2,000			574,200
William K. Sales, Jr.	3/16/12	171,000	675,000	1,350,000	2,000	8,000	16,000	2,000			574,200

(1)
Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2012 under the Corporate Officers Bonus Plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the Corporate Officers Bonus Plan. The award amount is a percent of the named executive officer's year-end salary, with the percent based upon the current year return on beginning shareholders' equity. In order to receive any award, the return on beginning shareholders' equity must be at least 6%, which results in an award of 38% of the named executive officer's current year base salary. The 2012 target amount is based on a return on beginning shareholders' equity of 13%, which is based on the Company's long-term average return on beginning shareholders' equity, and results in an award of 150% of the named executive officer's base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer's current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how bonuses would be calculated under the Corporate Officers' Bonus Plan if the specified levels of return on beginning shareholders' equity were achieved.
(2)
Reflects the threshold, target and maximum number of shares of common stock of the Company which will vest in March 2015 for the restricted stock units granted in March 2012 if the Company has achieved certain ROA and operating income CAGR performance goals determined in accordance with the terms of those awards. Of the 92,800 performance awards granted, which represents the target number of shares, 69,600 will vest based on the achievement of a ROA performance goal, while the remaining 25% will vest based on the achievement of a CAGR performance goal. The number of shares of common stock of the Company which will vest in March 2015 for the restricted stock units granted in March 2012 will range from 0% to 200% of the target amount.
(3)
The number of shares of restricted stock units awarded to each named executive officer in March 2012 which will vest if the named executive officer continues to be employed by the Company until December 31, 2014.
(4)
The amounts in this column reflect the grant date fair value of the restricted stock units awarded in 2012. These values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

 Option Exercises and Stock Vested

        The following table sets forth information for the named executive officers with regard to the aggregate stock options exercised during the year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David H. Hannah	50,000	$1,150,701	12,000	$626,760
Gregg J. Mollins	92,500	$1,489,740	5,000	$260,590
Karla R. Lewis	—	$—	3,000	$155,850
James D. Hoffman	46,426	$700,959	2,000	$103,900
Stephen P. Koch	—	$—	2,000	$103,900
William K. Sales, Jr.	—	$—	2,000	$103,900

(1)
The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.
(2)
The amounts are based on the closing price of the Company's common stock on the date that the restricted shares became vested.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth outstanding equity awards held by the named executive officers at December 31, 2012, all of which were granted under the Company's Amended and Restated Stock Option and Restricted Stock Plan:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David H. Hannah	50,000	—	—	$44.86	3/2/2014	84,000	$5,216,400	—	—
	100,000	—	—	$56.80	2/26/2015	—	—	—	—
	25,000	25,000	—	$33.70	4/27/2016	—	—	—	—
	50,000	50,000	—	$42.81	2/23/2017	—	—	—	—
	25,000	75,000	—	$55.73	2/23/2018	—	—	—	—
Gregg J. Mollins	50,000	—	—	$56.80	2/26/2015	38,000	$2,359,800	—	—
	—	12,500	—	$33.70	4/27/2016	—	—	—	—
	—	25,000	—	$42.81	2/23/2017	—	—	—	—
	12,500	37,500	—	$55.73	2/23/2018	—	—	—	—
Karla R. Lewis	40,000	—	—	$44.86	3/2/2014	26,500	$1,645,650	—	—
	40,000	—	—	$56.80	2/26/2015	—	—	—	—
	30,000	10,000	—	$33.70	4/27/2016	—	—	—	—
	20,000	20,000	—	$42.81	2/23/2017	—	—	—	—
	10,000	30,000	—	$55.73	2/23/2018	—	—	—	—
James D. Hoffman	7,500	—	—	$56.80	2/26/2015	17,000	$1,055,700	—	—
	—	6,250	—	$33.70	4/27/2016	—	—	—	—
	12,500	12,500	—	$42.81	2/23/2017	—	—	—	—
	6,250	18,750	—	$55.73	2/23/2018
Stephen P. Koch	5,625	1,875	—	$33.70	4/27/2016	17,000	$1,055,700	—	—
	12,500	12,500	—	$42.81	2/23/2017	—	—	—	—
	6,250	18,750	—	$55.73	2/23/2018	—	—	—	—
William K. Sales, Jr.	25,000	—	—	$44.86	3/2/2014	17,000	$1,055,700	—	—
	25,000	—	—	$56.80	2/26/2015	—	—	—	—
	18,750	6,250	—	$33.70	4/27/2016	—	—	—	—
	12,500	12,500	—	$42.81	2/23/2017	—	—	—	—
	6,250	18,750	—	$55.73	2/23/2018	—	—	—	—

(1)
The table below shows the vesting schedule for all unexercisable options and unvested restricted stock. All options vest at the rate of 25% per year, commencing one year from the date of the grant and all restricted stock awards vest at the rate of 20% per year, commencing one year from the date of the grant:

			Vesting Schedule For Unvested Options and Restricted Stock
Name	Grant Date		2013	2014	2015	2016
David H. Hannah	4/27/2009	(A)	25,000	—	—	—
	2/23/2010	(A)	25,000	25,000	—	—
	7/26/2010	(B)	4,000	4,000	4,000	—
	2/23/2011	(A)	25,000	25,000	25,000	—
	8/8/2011	(B)	8,000	8,000	8,000	8,000
	3/16/2012	(B)	—	—	40,000	—

			Vesting Schedule For Unvested Options and Restricted Stock
Name	Grant Date		2013	2014	2015	2016
Gregg J. Mollins	4/27/2009	(A)	12,500	—	—	—
	2/23/2010	(A)	12,550	12,500	—	—
	7/26/2010	(B)	2,000	2,000	2,000	—
	2/23/2011	(A)	12,500	12,500	12,500	—
	8/8/2011	(B)	3,000	3,000	3,000	3,000
	3/16/2012	(B)	—	—	20,000	—
Karla R. Lewis	4/27/2009	(A)	10,000	—	—	—
	2/23/2010	(A)	10,000	10,000	—	—
	7/26/2010	(B)	1,500	1,500	1,500	—
	2/23/2011	(A)	10,000	10,000	10,000	—
	8/8/2011	(B)	1,500	1,500	1,500	1,500
	3/16/12	(B)	—	—	16,000	—
James D. Hoffman	4/27/2009	(A)	6,250	—	—	—
	2/23/2010	(A)	6,250	6,250	—	—
	7/26/2010	(B)	1,000	1,000	1,000	—
	2/23/2011	(A)	6,250	6,250	6,250	—
	8/8/2011	(B)	1,000	1,000	1,000	1,000
	3/16/2012	(B)	—	—	10,000	—
Stephen P. Koch	4/27/2009	(A)	1,875	—	—	—
	2/23/2010	(A)	6,250	6,250	—	—
	7/26/2010	(B)	1,000	1,000	1,000	—
	2/23/2011	(A)	6,250	6,250	6,250	—
	8/8/2011	(B)	1,000	1,000	1,000	1,000
	3/16/2012	(B)	—	—	10,000	—
William K. Sales, Jr.	4/27/2009	(A)	6,250	—	—	—
	2/23/2010	(A)	6,250	6,250	—	—
	7/26/2010	(B)	1,000	1,000	1,000	—
	2/23/2011	(A)	6,250	6,250	6,250	—
	8/8/2011	(B)	1,000	1,000	1,000	1,000
	3/16/2012	(B)	—	—	10,000	—

(A)
Unvested stock option award.
(B)
Unvested restricted stock award and restricted stock units.

Stock Plans

        In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the "2004 Plan"). The Board of Directors authorized 6,000,000 shares of the Company's common stock to be reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006, as approved by the shareholders on that date, the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to ten years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company's common stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, is also referred to as the "Stock Plan.") The Board is seeking shareholder approval at the Annual Meeting of an amendment to the Stock Plan to extend the term of the Stock Plan to December 31, 2018. Please see the discussion under Proposal 2 above. The Stock Plan will expire by its terms as of December 31, 2013 if the proposed amendment is not approved.

        There are 2,961,850 common shares available for issuance and 3,694,770 non-qualified stock options and 496,450 shares of restricted stock have been granted and are outstanding under the Stock Plan as of December 31, 2012. The Stock Plan provides for granting of stock options that may be either "Incentive Stock Options" within the meaning of Section 422A of the Code or "Non-Qualified Stock Options" which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of common stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent provisions of the Internal Revenue Code, is deemed to own) more than 10% of the outstanding common stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation Committee. Stock options may not be granted more than ten years from the date of the Stock Plan, provided that the proposed amendment to the Stock Plan would extend the term of the plan for five years to a termination date of December 31, 2018, and stock options expire up to ten years from the date of the grant, as determined appropriate by the Compensation Committee. All options outstanding as of December 31, 2012 have seven-year terms and vest at the rate of 25% per year, commencing one year from the date of grant. All shares of restricted stock awarded under the 2004 Plan and outstanding as of December 31, 2012 have dividend rights and vest at the rate of 20% per year, commencing one year from the date of grant.

        In March 2012, the Compensation Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of 391,050 restricted stock units, of which 106,000 restricted stock units were granted to the named executive officers. In February 2013, the Compensation Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of 324,780 restricted stock units, of which 116,000 restricted stock units were granted to the named executive officers. Each restricted stock unit represents the right to acquire one share of the Company's common stock and certain cash or stock dividends related to such shares; provided that the shares and dividends become vested only if the performance or service criteria are met as of the end of the three-year performance period. As discussed in the Compensation Discussion and Analysis beginning on page 16, the performance criteria for the named executive officers are principally return on assets and operating income growth, although 20% of the restricted stock units granted to named executive officers other than our CEO will vest if the named executive officer continues to be employed by the Company until three years after the date of the grant.

        In February 2011, the Compensation Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of non-qualified options to acquire a total of 1,037,250 shares of the Company's common stock, of which 265,000 non-qualified stock options were granted to the named executive officers, at an exercise price of $55.73 per share. All of these stock options have a term of seven years, becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant.

        In connection with our acquisition of EMJ in April 2006, the Company assumed the EMJ incentive stock option plan ("EMJ Plan") and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance common stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. Options granted under the EMJ Plan have ten-year terms and became fully vested as of March 31, 2009. There are 21,180 incentive stock options granted and outstanding under the EMJ plan as of December 31, 2012. James D. Hoffman, who became an executive officer of Reliance as of October 1, 2008, had no remaining outstanding options under the EMJ Plan at December 31, 2012.

Incentive Bonus Plans

        In February 2008 the Compensation Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan that is a non-equity incentive bonus plan available to all officers of Reliance, including the named executive officers. The Corporate Officers Bonus Plan was approved by the shareholders in May 2008. The Corporate Officers Bonus Plan is an annual cash incentive payment based on the Company's performance.

The amounts of the bonuses for the named executive officers are the result of a quantitative calculation based on the annual return on beginning shareholders' equity of the Company (net income for the year, as reported, divided by the shareholders' equity at the beginning of the year; net income and shareholders' equity may be adjusted due to certain non-recurring events as determined by the Compensation Committee and approved by the independent directors). The Compensation Committee has more discretion for corporate officers other than the named executive officers to determine annually, based on both qualitative and subjective criteria, what maximum percent of base salary would be paid as a bonus. For the named executive officers, the Compensation Committee, as approved by the independent directors on the Board each year, adopts a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders' equity of the Company. The scale provides for a bonus to be paid to named executive officers if the rate of return on beginning shareholders' equity is 6% or more, with the corresponding percent of salary ranging from 12.5% to 300% for 2010, 38% to 300% for 2011, 2012 and 2013. A bonus of 100% of base salary was the target for 2010 and that amount was increased to 150% for 2011, 2012 and 2013. The target would be attained if the Company's rate of return on beginning shareholders' equity was 13% in 2010, 2011, 2012 and 2013. A maximum of 300% of base salary may be attained if the rate of return is 25% or greater.

        Our divisions and subsidiaries have separate performance-based incentive bonus plans structured to allow them to participate in pretax income if the income exceeds established goals to provide bonuses to certain of the officers and managers, based upon the earnings of the respective subsidiary or division. These bonus plans are reviewed periodically by the executive officers of Reliance and the subsidiary boards of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary's bonus plan and receive no other compensation from any subsidiary.

401(k) Retirement Savings Plan

        Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the "401(k) Plan") was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the 401(k) Plan. The 401(k) Plan allows each subsidiary's Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the 401(k) Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the 401(k) Plan as of December 31, 2012.

        Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan and Deferred Compensation Plan

        In 1996, Reliance adopted a SERP, which provides post-retirement benefits to certain named executive officers, among others. Under the SERP as adopted and in effect through December 31, 2008, benefits equaled 50% of the average of the participant's highest five years of the last ten years of total cash compensation, offset by amounts received from the Company contributions to and earnings on the participant's 401(k) Plan and the ESOP accounts, as well as amounts received through social security. The SERP was amended in 1999 to provide for a pre-retirement death benefit.

        Effective January 1, 2009, the SERP was amended and restated principally to shift the risk of performance of the individual's retirement plan investments from the Company to the participant. Other objectives were to freeze the SERP to new participants, to bring the documents into compliance with IRS Rule 409A and to clarify certain provisions of the SERP. The most significant change was to eliminate the offsets to the participants' benefit payments. Under the SERP as amended, benefit payments will equal 38% of the average of the participant's highest five years of the last ten years of total cash compensation ("Final Average Compensation"), without any deduction. Prior to the amendment, the benefit was calculated as 50% of the average of the participant's highest five years of the last ten years of total cash compensation, subject to the offsets referenced above. The new percentage should provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment. Other changes include paying the pre-retirement death benefit over a period of ten years, making the change of control benefit payable to all participants in a lump sum in the event of a change of control, and a delay in payments for "specified employees" as defined under Rule 409A.

        The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, is as follows:

Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During 2012
David H. Hannah	Supplemental Executive Retirement Plan	32	$9,343,725	$-0-
Gregg J. Mollins	Supplemental Executive Retirement Plan	26	$5,575,725	$-0-
Karla R. Lewis	Supplemental Executive Retirement Plan	21	$1,953,565	$-0-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	15	$2,679,569	$-0-

(1)
James D. Hoffman and Stephen P. Koch are not participants in the SERP.
(2)
A change in the interest rate assumption in 2012 as compared to 2011 resulted in a $1.5 million increase in the total present value for the named executive officers.

        Reliance adopted a deferred compensation plan effective December 1, 2008, which is administered by the Compensation Committee. Named executive officers who participate in the SERP do not participate in the deferred compensation plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2012	Company Contributions in 2012	Aggregate Earnings in 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/12(3)
James D. Hoffman	$113,600	$200,000(1)	$7,011	$—	$701,831
Stephen P. Koch	$19,500	$100,000(2)	$2,897	$—	$172,396

(1)
In 2012, $200,000 was reported as Other Compensation to James D. Hoffman in the Summary Compensation Table.
(2)
In 2012, $100,000 was reported as Other Compensation to Stephen P. Koch in the Summary Compensation Table.

(3)
Of the amounts in this column, the following amounts were included in the Summary Compensation Table for previous years: Mr. Hoffman: $135,000; Mr. Koch: $50,000.

Employee Stock Ownership Plan

        In 1974, Reliance adopted an ESOP that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our common stock. All non-union Reliance employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half years of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant's compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum compensation amounts established by the Internal Revenue Service ($250,000 for 2012). Dividends on the common stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee's fees. Our cash contribution was $1,400,000 for 2012. The cash contribution is used to purchase shares of our common stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries are not eligible to participate under our ESOP.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2012 regarding shares outstanding and available for issuance under our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan, our Directors Equity Plan and the EMJ incentive stock option plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	3,405,500	$49.12	3,181,161
Equity compensation plans not approved by security holders	—	—	—

Total	3,405,500	$49.12	3,181,161

  Risks Related to Compensation Plans

        Our Compensation Committee has concluded that the Company's various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company. Each year our Compensation Committee reviews the Company's existing compensation plans and policies to ensure that they continue to support the Company's objectives and enhance shareholder value, including to the extent there have been any changes to the Company's risk profile.

        Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers:

  •
  base salary,

  •
  performance-based incentive cash bonus,

  •
  performance-based equity compensation and

  •
  a retirement benefit.

Sales personnel generally are also paid commissions on the gross profit from sales. Our bonus plans provide variable compensation and are performance based programs triggered by various financial and operational measures, including most commonly pretax income return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time discretionary bonuses may be awarded to individual employees based upon that individual's performance and contribution to the results of the Company as a whole. Any discretionary bonus or commission awarded in connection with a particular transaction would be based principally on the profitability of the transaction and payable on completion. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation Committee and the Board of Directors approves all grants of stock options or restricted stock.

        The named executive officers are entitled to performance-based incentive cash bonuses only if the return on beginning shareholders equity equals or exceeds 6%, but if the return on beginning shareholders equity equals or exceeds 25%, they would be entitled to receive 300% of their base salaries. Restricted stock units granted in March 2012 and February 2013 to named executive officers and other key employees are subject to forfeiture if the performance criteria are not met by December 31, 2014 and December 31, 2015, respectively. The performance criteria require (i) a minimum return on assets of 8%, but the named executive officer will not be vested in 100% of the restricted stock units subject to this performance goal unless the return on assets equals or exceeds 13%, and (ii) an operating income CAGR of at least 3%, but the named executive officer will not be vested in 100% of the restricted stock units subject to this performance goal unless the operating income CAGR equals or exceeds 10%. The Compensation Committee believes that having multiple performance metrics will reduce the likelihood of excessive risk taking. Moreover, the Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires all or a portion of the incentive cash bonus or restricted stock to be returned to the Company if the financial statements are restated or there is a material adverse change in the factors underlying the performance criteria. To ensure retention of key employees a portion of restricted stock units (other than those awarded to the CEO) will vest if the individual continues to be employed by the Company or an affiliate until the end of the performance period.

        The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. During 2012, our average order was approximately $1,640 and our metals service centers wrote and delivered over 5,153,000 orders. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metals service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is uncommon for our operating units to enter into a material contract or agreement, and, on those occasions when a material contract is being considered, senior management is always involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material effect on the Company's consolidated results.

        By focusing on profitability as one of our principal performance measures, we believe that our key employees are encouraged to reduce risk and to focus on long term objectives. Consequently, we believe that our division and subsidiary management take a more balanced, realistic approach in evaluating any opportunity that arises and avoid excessive risk taking.

 DIRECTOR COMPENSATION

        In 2006, the Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors and recommended that the director compensation be reviewed every two years. The 2010 review resulted in a recommendation, based on practices at comparable companies, that the Company pay each non-management director an annual retainer and pay additional amounts to chairs of the standing committees of the Board, as well as provide for grants of restricted stock, rather than stock options. The recommendation was adopted and, for 2012, each non-management director was paid an annual retainer of $120,000, paid in quarterly installments of $30,000 each, with no additional fees payable for attendance at Board and committee meetings or any meeting of the non-management directors. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $15,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid in quarterly installments. Mr. Hannah, who was elevated to the position of Chairman in October 2007, does not receive an annual retainer or other fees for his service as Chairman and neither he nor Mr. Mollins receive any fees for their service as directors. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.

        In February 2013, as part of the biennial review of director compensation by the Nominating and Governance Committee with the advice of its consultant, Pay Governance LLC, the annual retainer for the Lead Director was increased to $20,000 and the annual retainer for the Chair of the Compensation Committee was increased to $15,000. All other retainers remained the same.

        In May 1998, the shareholders approved the Directors Stock Option Plan (as subsequently amended and restated, the "Directors Plan") for non-employee directors. There were 600,000 shares of our common stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our common stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director's unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant.

        In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of common stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2012 there were 186,000 options granted and outstanding. No new grants are allowed under the Directors Plan.

        In May 2011 the Directors Plan was replaced by the Directors Equity Plan to allow for the grant of shares of common stock, rather than merely the grant of non-qualified stock options. The Directors Equity Plan, which was approved by shareholders at the 2011 Annual Meeting, provides for an automatic annual grant of shares of the Company's common stock having a market value of approximately $120,000 to each director, rounding to the nearest whole share based on the closing market price on the date of the grant, which is the date of the Annual Meeting of Shareholders. Shares granted are fully vested immediately but cannot be transferred for one year. The Directors Equity Plan also allows for the granting of stock options, but such grants are not automatic. As of December 31, 2012, there were 217,079 shares available for issuance under the Directors Equity Plan.

        In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company's common stock. Directors are required to own shares of the Company's common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company's common stock. The Nominating and Governance Committee recommended and the Board approved changing this requirement to establish a minimum holding requirement for each director of shares of Reliance common stock having a market value of $300,000 and in February 2013 increased this minimum stock ownership requirement to shares of Reliance common stock having a market value of $400,000. All of the directors either are in compliance with these stock ownership requirements or are on their way to becoming compliant within five years from the date of appointment.

Director Summary Compensation Table

        The following table sets forth certain information regarding fees paid and expense for equity awards under the Directors Equity Plan during 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John G. Figueroa	$120,000	$119,987	$—	$—	N/A	N/A	$239,987
Thomas W. Gimbel	$120,000	$119,987	$—	$—	N/A	N/A	$239,987
Douglas M. Hayes	$135,000	$119,987	$—	$—	N/A	N/A	$254,987
Franklin R. Johnson	$140,000	$119,987	$—	$—	N/A	N/A	$259,987
Mark V. Kaminski	$130,000	$119,987	$—	$—	N/A	N/A	$249,987
Andrew G. Sharkey, III	$130,000	$119,987	$—	$—	N/A	N/A	$249,987
Leslie A. Waite	$120,000	$119,987	$—	$—	N/A	N/A	$239,987
Sarah J. Anderson	$60,000	$—	$—	$—	N/A	N/A	$60,000

(1)
The amounts in this column reflect the grant date fair value of the shares of stock awarded in 2012. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and are based on the closing price of the Company's common stock on the date of the grant.

(2)
The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each non-management director, as applicable, at December 31, 2012:

Director	Grant Date Per Share Fair Value	Number of Options Outstanding
Thomas W. Gimbel	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Douglas M. Hayes	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Franklin R. Johnson	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Mark V. Kaminski	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Andrew G. Sharkey, III	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Leslie A. Waite	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of January 31, 2013, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Outstanding Shares Owned
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	5,918,190(3)	7.83%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	4,181,744(4)	5.53%
Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102-3777	4,173,263(5)	5.50%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,977,507(7)	5.26%
Jennison Associates LLC 466 Lexington Avenue New York, NY 10017	3,845,900(8)	5.10%
FMR LLC 82 Devonshire Street Boston, MA 02109	3,433,662(6)	4.54%
Sarah J. Anderson 33 Andiamo Newport Coast, CA 92657	—	*
John G. Figueroa 555 17th Street, Suite 1500 Denver, CO 80202	4,703	*
Thomas W. Gimbel 2670 Lorain Rd. San Marino, CA 91108	1,786,339(9)	2.34%
David H. Hannah	500,000(10)	*
Douglas M. Hayes 2545 Roscomare Rd. Los Angeles, CA 90077	57,398(11)	*
Franklin R. Johnson 350 South Grand Avenue, Suite 4800 Los Angeles, CA 90071	41,703(12)	*
Mark V. Kaminski 350 Technology Drive Watsonville, CA 95077	54,703(13)	*
Gregg J. Mollins	244,827(14)	*
Andrew G. Sharkey, III 112 Middleton Place Ponte Verde Beach, FL 32082	29,271(15)	*
Leslie A. Waite 55 South Lake Street, Suite 750 Pasadena, CA 91101	145,265(16)	*

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Outstanding Shares Owned
Karla R. Lewis	197,548(17)	*
James D. Hoffman	45,561(18)	*
Stephen P. Koch	39,875(19)	*
William K. Sales, Jr.	150,380(20)	*
All directors and executive officers as a group (15 persons)	3,397,048(21)	4.54%

*
Less than 1%.
(1)
Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.
(2)
Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.
(3)
Royce & Associates LLC filed an amended Schedule 13-G on January 18, 2013 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.
(4)
Lord, Abbett & Co. LLC filed an amended Schedule 13-G on February 14, 2013 in which it identifies itself as an investment adviser having sole voting power over 3,945,318 shares and sole dispositive power over 4,181,744 shares.
(5)
Prudential Financial, Inc. filed a Schedule 13-G on February 13, 2013 in which it identifies itself as a parent holding company having sole voting power over 118,240 shares, shared voting power over 3,798,698 shares, sole dispositive power over 118,240 shares and shared dispositive power over 4,055,023 shares.
(6)
FMR LLC filed a Schedule 13-G on February 14, 2013 in which it identifies itself as a parent holding company having sole voting power over 52,825 shares and sole dispositive power over 3,433,662 shares.
(7)
BlackRock, Inc. filed an amended Schedule 13-G on February 11, 2013 in which it identifies itself as a parent holding company, with sole voting and dispositive power over the reported shares.
(8)
Jennison Associates LLC filed a Schedule 13-G on February 11, 2013 in which it identifies itself as an investment adviser having sole voting power over 3,590,657 shares and shared dispositive power over 3,845,900 shares.
(9)
Of the 1,750,339 shares reported based on the most recent Form 4 filed by Mr. Gimbel, (a) 1,729,139 shares are owned by Thomas W. Gimbel, and (b) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel's minor children. Mr. Gimbel disclaims beneficial ownership of the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel's minor children. Includes 36,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $18.31 to $66.28 per share.
(10)
Includes 300,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $33.70 to $56.80 per share. All of the shares are owned jointly by Mr. Hannah and his wife as co-trustees of the Hannah Family Trust. Excludes 27,642 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan ("ESOP"). Excludes 44,000 unvested shares of restricted stock and 40,000 unvested restricted stock units.
(11)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $66.28 per share. 21,398 shares reported based on the most recent Form 4 filed by Mr. Hayes. 21,398 are held by Douglas M. Hayes as Trustee of the Douglas and Connie Hayes Living Trust.
(12)
Includes 30,000 shares issuable upon the exercise of options held by Mr. Johnson, with exercise prices of $38.00 to $66.28 per share.
(13)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $38.00 to $66.28 per share.
(14)
Includes 87,500 shares issuable upon the exercise of options held by Mr. Mollins, with exercise prices of $33.70 to $56.80 per share. All of the shares are owned jointly by Mr. Mollins and his wife as co-trustees of the Mollins Family Trust. Excludes 12,272 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP. Excludes 18,000 unvested shares of restricted stock and 20,000 unvested restricted stock units.

(15)
Includes 18,000 shares issuable upon the exercise of options held by Mr. Sharkey, with an exercise price of $38.00 to $66.28 per share. Of the 11,271 shares reported, (a) 8,865 shares are held by Andrew G. Sharkey, III as Trustee of the Sharkey Family Trust, and (b) 2,406 shares are owned by Andrew G. Sharkey, III.
(16)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $18.31 to $66.28 per share.
(17)
Includes 160,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $33.70 to $56.80 per share. Excludes 5,378 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP. Excludes 10,500 unvested shares of restricted stock and 16,000 unvested restricted stock units.
(18)
Includes 38,750 shares issuable upon the exercise of options held by Mr. Hoffman, with exercise prices of $42.81 to $56.80 per share. Excludes 317 shares with respect to which Mr. Hoffman has a vested right and shared voting power pursuant to our ESOP. Excludes 7,000 unvested shares of restricted stock and 10,000 unvested restricted stock units.
(19)
Includes 36,875 shares issuable upon the exercise of options held by Mr. Koch, with exercise prices of $33.70 to $55.73 per share. Excludes 1,196 shares with respect to which Mr. Koch has a vested right and shared voting power pursuant to our 401(k) Plan. Excludes 7,000 unvested shares of restricted stock and 10,000 unvested restricted stock units.
(20)
Includes 100,000 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $33.70 to $56.80 per share. Excludes 2,356 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP. Excludes 7,000 unvested shares of restricted stock and 10,000 unvested restricted stock units.
(21)
See notes 9 through 20, plus 99,475 shares held by other executive officers which include 68,125 shares issuable upon the exercise of options, with exercise prices of $33.70 to $56.80 per share.

  Code of Ethics

        Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address shown on the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

  Corporate Governance

        The Board of Directors has adopted Principles of Corporate Governance ("Principles") outlining the responsibilities of the Board. These Principles are posted on the Company's website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown on the first page above. Information on our website is not part of this proxy statement. The Board's primary role is to represent the interests of the Company's shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions, including the review and approval of each acquisition and the annual capital expenditure budget, and annually reviews and approves management's succession plan. In addition, the Board reviews management's safety program and record.

        The Board of Directors presently consists of ten directors, eight of whom are independent. As a result of the amendment of the Company's Bylaws approved by our shareholders at the 2011 Annual Meeting of Shareholders eliminating the classified Board of Directors, all directors are elected to serve a one-year term. The Board has determined that directors should retire at the age of 75. In accordance with this policy, Mr. Johnson will retire at the 2013 Annual Meeting and the Board will consist of nine directors, seven of whom will be independent.

        Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company's Annual Meeting of Shareholders. In addition, the Board annually will tour one or more of the Company's facilities and meet with local management of those facilities, as well as holding a strategic planning session. During 2012, the Board of Directors met ten times, including meetings held by conference telephone call. All directors attended 100% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which each of them served during the period for which each has served as a director. All of the directors attended the Annual Shareholders Meeting held in May 2012.

        Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company's corporate headquarters address shown above.

  Committees

        The Board of Directors has authorized three standing committees:

  •
  the Audit Committee,

  •
  the Compensation Committee, and

  •
  the Nominating and Governance Committee.

The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown above. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

        The Audit Committee assists the Board in fulfilling the Board's oversight responsibilities over Reliance's financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance's independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, and Ms. Anderson and Mr. Hayes are Audit Committee financial experts. Each of the other members of the Audit Committee, Messrs. Kaminski, Sharkey and Waite, are financially literate. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit

Committee oversees the Company's internal audit function and approves the compensation of the Vice President of Internal Audit and makes a recommendation to the Compensation Committee and the Board that they ratify such compensation. In 2012, the Audit Committee met nine times and conferred by phone and email as needed.

        The Compensation Committee assists the Board in determining the compensation of the Company's corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company's corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company's proxy statement in accordance with applicable rules and regulations. The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the Company's compensation policies and does so by gathering both current and historical information relevant to compensation paid to corporate officers, including the named executive officers, of the Company and a peer group identified by the Compensation Committee with the advice of a consultant, and from time to time other public companies that the Compensation Committee determines to be comparable. After reviewing that information and information regarding the Company's performance and the performance of individual officers and obtaining and discussing recommendations for compensation for corporate officers with our CEO, the Compensation Committee develops its own recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then presents these recommendations to the non-management members of the Board of Directors in executive session. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and other corporate officers.

        In addition to its annual review of the compensation of corporate officers of Reliance, the Compensation Committee administers our long-term incentive plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any equity award, to interpret the plans, to propose changes in the compensation policy and to make all other determinations for administering the plans and policies; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The Compensation Committee annually reviews its Charter. The members of the Compensation Committee are independent directors as defined in the listing standards for the New York Stock Exchange. Mark V. Kaminski has been the Chair of the Compensation Committee since January 2011. In 2012, the Compensation Committee met five times, and conferred by phone and email as needed.

        The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company's Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

        The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. When she joined the Board in July 2012, Sarah J. Anderson became a member of the Nominating and Governance Committee. Andrew G. Sharkey, III has been the Chair of the Committee since January 2011. The Nominating and Governance Committee recommended, and the Board adopted, those Principles of Corporate Governance posted on our website. In October 2007, the Nominating and Governance Committee recommended that David H. Hannah, the

Company's Chief Executive Officer, succeed Joe D. Crider as Chairman, and the independent, non-management directors approved that promotion. As discussed in greater detail above in the Board's response to Proposal No. 4, in light of the fact that the Company has a strong, independent Board and an independent Lead Director, the Nominating and Governance Committee and the Board determined that it was in the best interests of the Company for Mr. Hannah to serve as both Chairman and Chief Executive Officer. In 2012, the Nominating and Governance Committee met three times, and conferred by phone and email as needed and met with potential candidates for membership on the Board.

  Nomination of Directors: Diversity Considerations

        Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by shareholders. Any candidates for consideration should share the Company's core values and have the highest ethical standards and be well-respected, with experience, knowledge and expertise to complement the other directors on the Board. The Nominating and Governance Committee considers management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law and marketing and succession planning to fill a need for a particular skill set. The Board encourages the Nominating and Governance Committee to seek diverse experiences and backgrounds when considering candidates. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee's assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any proposed nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and non-management candidates must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

  The Role of the Board of Directors in Risk Assessment

        The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company's reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company's financial statements and certain regulatory risks. The Audit Committee meets with the Company's independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company's Vice President, Internal Audit and also has an annual executive session with the Vice President, Internal Audit. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company's financial management, Vice President, Internal Audit, in-house counsel and the independent registered public accounting firm.

        To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and the Company's independent registered public accounting firm.

        In the Board's non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. In January and October 2012 the Lead Director scheduled strategic planning meetings with the directors and all of the operational officers of the Company for the purpose of performing a SWOT analysis, discussing the Strengths, Weaknesses, Opportunities and Threats that management has identified with respect to the Company's operations. The Board expects to schedule such meetings annually. The Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. In the event that any material risk affecting the Company arises between meetings, the Board of Directors is informed promptly by email or conference telephone call. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

  Executive Session

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers or employees and include directors, if any, who are not "independent" by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a "Lead Director." An executive session is held immediately prior to each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been elected by the independent directors to act as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

  Chairman and CEO

        As discussed in greater detail above in the Board's response to Proposal No. 4, the Board has carefully considered whether to separate the roles of chairman and chief executive officer, and the Board has concluded that splitting the roles is not beneficial in all companies and is not appropriate for Reliance. The Board believes, as some studies have shown, that the costs of separation are greater than the benefits. Having a strong independent Lead Director as we do balances the Chairman and Chief Executive Officer and eliminates risks often associated with combining the roles. In July 2012 the Board strengthened the Lead Director's responsibilities so that his responsibilities include those duties identified as best practices when the roles of Chairman and Chief Executive Officer are held by the same person. The Chairman and the Lead Director share the responsibilities of chair of the Board of Directors and work together to resolve any issues that arise and to develop a consensus among the directors. The Board has determined that Mr. Hannah is the best qualified person to serve as both Chief Executive Officer and Chairman at the present time and desires to retain the flexibility to make decisions in the future based on who, at that time, is best qualified to serve the needs of the Company. Having the Chief Executive Officer serve as Chairman strengthens his authority to speak for the Company and provides greater efficiencies in preparing agendas, reports and documents for the directors and increasing the flow of information between management and the Board. The independent directors provide necessary oversight of and guidance to the Chief Executive Officer and make all determinations regarding his evaluation and compensation. The Company has consistently outperformed its peers with a cooperative and collegial attitude among management and the directors, and the Board desires to maintain that atmosphere so that we can all focus on enhancing shareholder value and growing the Reliance Family of Companies.

  Director Independence

        Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company's former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers and the Company no longer retains PricewaterhouseCoopers except for occasional non-material tax work for foreign subsidiaries. The Board has determined that, in light of the length of time that Mr. Johnson has been retired, his prior relationship is not material to the determination of independence. Ms. Anderson is a former partner of Ernst & Young LLP, the Company's auditor for prior to 2007 and a continuing provider of tax and advisory services to the Company. The Board has determined that, since Ms. Anderson is retired from Ernst & Young LLP and did not provide services to the Company during her tenure at the firm, her prior relationship is not material to the determination of independence. Prior to his retirement in 2004, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which is a supplier of metals to Reliance. Since Reliance's purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski's ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and to the Company's management.

  Director Qualifications

        The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board's Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its peers. The Company desires to have directors who will commit a substantial amount of time to serving on the Board to ensure a greater understanding of the Company's business and culture and to provide continuity and stability to the Board. The Board has identified the following specific attributes and experience that each of our directors adds to the Board as a whole.

        Sarah J. Anderson is a certified public accountant and a retired partner of a major international accounting firm. Her financial expertise is essential as a financial expert on the Company's Audit Committee. Ms. Anderson offers a high-level perspective of the Company's financial statements and her experience enables her to communicate well with both internal and external auditors. She keeps abreast of current accounting and financial topics and is able to ask appropriate questions of management and auditors alike. Ms. Anderson has an understanding of tax, audit procedures, reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through her work as an auditor and board member of two other public companies.

        John G. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of McKesson U.S. Pharmaceutical, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. We expect that Mr. Figueroa will provide input that could assist management in increasing efficiency in and marketing for our distribution operations. McKesson is the largest pharmaceuticals distributor in North America. Mr. Figueroa changed his employment as of January 1, 2011 to serve as the chief executive officer for Omnicare, a public company that is a leading provider of pharmaceutical care for seniors, and in November 2012 Mr. Figueroa was appointed chief executive officer and chairman of the board of directors of Apria Healthcare Group Inc., one of the nation's leading home healthcare companies. Mr. Figueroa's experience in the healthcare industry and mergers and acquisitions is expected to provide a different perspective and increased diversity on the Board.

        Thomas W. Gimbel is the great nephew of the Company's founder and the son of the Company's former Chairman and Chief Executive Officer, Bill Gimbel. As one of our largest individual shareholders, he provides the Board with a shareholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500, New York Stock Exchange listed company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect its core values as the Company grows. Mr. Gimbel's background is in information technology and, as a result, he is able to offer the Board and management guidance or raise issues of concern regarding the Company's ERP and technology systems.

        David H. Hannah, as Chairman of the Board and Chief Executive Officer of the Company, provides an overall balance and perspective of the Company while developing a strategic vision and developing and implementing a merger and acquisition strategy that has resulted in over 50 acquisitions and has enabled the Company to grow substantially. Mr. Hannah's financial background and business management experience enable him to assess and value possible target companies. Mr. Hannah serves as vice chair of the executive committee and on the board of directors of the Metals Service Center Institute. Mr. Hannah is well respected within the metals service center industry, by Wall Street and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and provides guidance to the management team, encouraging them to focus on material issues that impact the Company's performance.

        Douglas M. Hayes has an investment banking background and assists the Board and the Company through his knowledge of capital markets and financing strategies. Mr. Hayes is able to communicate well with analysts and investors and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries for the Company. He is also able to assist the management team in structuring mergers and acquisitions, particularly public company targets and those involving stock as consideration. Because Mr. Hayes has been on the Board of Directors for a significant period of time, he has come to understand and appreciate the culture of our Company and why Reliance, because of its different strategies, is able to outperform its peers.

        Mark V. Kaminski has been a chief executive officer of a public company, which grew from $240 million to $2.5 billion in sales under his leadership, and, accordingly, offers helpful suggestions and perspective in the management of the Company. During his 33-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also focused on improving and maintaining the Company's excellent operational efficiency and safety performance.

        Gregg J. Mollins has spent his entire career in the metals service center industry and has been exposed to every area of the business, not all of which service was with Reliance. As our President and Chief Operating Officer, he balances Mr. Hannah well with his extensive operational expertise and has developed good contacts in the metals service center industry and with mills and other suppliers but at a different level or in different areas than Mr. Hannah's contacts. Mr. Mollins evaluates opportunities and risks for potential acquisitions and expansions of existing operations from an operational perspective and has the ability to make the difficult decisions necessary in supervising the day-to-day operations of the Company. Mr. Mollins is active and focused on the integration of new acquisitions into the Company's culture, emphasizing the importance of the Company's key performance factors and operational strategies.

        Andrew G. Sharkey, III has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute (currently the Metals Service Center Institute), which represents the service center industry as well as steel suppliers and mills, and as the former president and chief executive officer of the American Iron and Steel Institute, has gained extensive knowledge of steel suppliers and our peer companies or potential acquisition targets that operate in the steel distribution industry, as well as the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand and those market factors that impact the mills and how the mills' response will impact metals service centers. Mr. Sharkey, because of his experience in Washington, D.C., has gained a perspective of the global market and has developed ties in Washington that offer insight on steel trade issues.

        Leslie A. Waite, as the director who has been on the Board for the longest period of time, provides continuity and stability on the Board because of his knowledge of the culture, operations and performance of the Company from the time that it was privately-held to when it initially became a public company and to its current size. Mr. Waite has been a money manager and an investment advisor and, consequently, understands what impacts the Company's stock price, and what investors expect and react to, and is able to provide a perspective from the investment industry. Mr. Waite has provided the Company assistance in structuring certain employee benefit plans and asset allocation within those plans and is more attuned to investment opportunities as an investor. Mr. Waite has seen firsthand what values drive the Company and enables it to outperform its peers over a long period of time.

NYSE

        Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee for 2012 were John G. Figueroa, Douglas M. Hayes, Mark V. Kaminski, who served as Chair, Andrew G. Sharkey, III, and Leslie A. Waite. No member of the Compensation Committee who served during 2012 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a leading role in risk assessment on behalf of the Board of Directors. During 2012, the Audit Committee, which is composed entirely of independent, non-employee directors, met ten times. In 2012, the Audit Committee reviewed its Charter as last revised in 2010.

        In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2012 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures from the independent registered public accounting firm required by professional standards, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

        In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2013. This selection was ratified by the Board of Directors.

Sarah J. Anderson	Douglas M. Hayes	Franklin R. Johnson, Chair
Mark V. Kaminski	Andrew G. Sharkey, III	Leslie A. Waite

 RELATED PARTY TRANSACTIONS

        In 2012, there were no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. Our policies and procedures with respect to the review of any proposed transactions are evidenced in the Company's Code of Conduct and the Director Code of Conduct, which require that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. The Company's Principles of Corporate Governance require directors to report any matter that conflicts with the interests of the Company or gives the appearance of a conflict immediately to the Chairman of the Board and the Chair of the Nominating and Governance Committee for the matter to be evaluated with respect to the continued appropriateness of such director's Board membership, and any personal interest a director has in a matter before the Board must be disclosed to the Board and such director must excuse himself or herself from participation in the discussion and shall not vote on the matter. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related party transactions for potential conflicts of interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

        Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2012, except for the late filing of one Form 4 report due to administrative error for each of David H. Hannah, James D. Hoffman, Stephen P. Koch, Karla R. Lewis, Gregg J. Mollins, William K. Sales, and Sheldon U. Tenenbaum to report a grant of restricted stock units of the Company, all persons have complied with the requirements of Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee selected, and the Board of Directors and our shareholders ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2012 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm's audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees.

Audit Fees
2012	$2,511,000
2011	$2,341,000
Audit-Related Fees
2012	$-0-
2011	$-0-
Tax Fees
2012	$64,000
2011	$23,000
All Other Fees
2012	$-0-
2011	$-0-

        The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm's independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

        The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2013. The Board of Directors ratified this selection. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. We are not required to have the shareholders ratify the selection of KPMG LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG, but may still retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

        A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

 SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

        We must receive any shareholder proposals intended to be presented at the 2014 Annual Meeting and included in our proxy materials relating to such meeting not later than December 6, 2013. If a shareholder proposal intended to be presented at the 2014 Annual Meeting and included in our proxy materials is not received by the Company on or before December 6, 2013, it will be deemed to be untimely.

        Any shareholder proposals intended to be presented at the 2014 Annual Meeting but not submitted for inclusion in our proxy materials relating to such meeting must be received no earlier than January 15, 2013 and no later than February 14, 2014. Any such shareholder proposals without the required notice will be deemed untimely and not properly submitted under the Company's Bylaws.

        Shareholder proposals must be addressed to the Corporate Secretary of Reliance at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may so notify the Company's Corporate Secretary at the Company's corporate headquarters address or phone number appearing at the top of the first page of this Proxy Statement. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting the Corporate Secretary of Reliance at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

ANNUAL REPORT

        Reliance will furnish without charge to any shareholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Kay Rustand Corporate Secretary

Los Angeles, California
April 11, 2013

APPENDIX A

RELIANCE STEEL & ALUMINUM CO.

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
STOCK OPTION AND RESTRICTED STOCK PLAN

        This Amendment No. 1 ("Amendment") to the Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan ("Plan") is adopted by the Board of Directors of Reliance Steel & Aluminum Co., a California corporation (the "Company"), to be effective as of May 15, 2013, subject to receiving the approval of the shareholders at the Company's Annual Meeting of Shareholders scheduled for May 15, 2013.

        1.     Purpose.    The purpose of this Amendment is to amend the Plan which was adopted by the Board of Directors in February 2006 and subsequently was approved by the shareholders of the Company at the Annual Meeting of Shareholders on May 17, 2006. All terms in this Amendment shall have the same meanings as set forth in the Plan unless otherwise specifically defined.

        2.     Authority to Amend.    Under Section 12 of the Plan, the Board has express authority to amend the Plan from time to time, subject to shareholder approval if the amendment would: (i) materially increase the benefits accruing to Participants; (ii) increase the number of shares deliverable under the Plan (other than in accordance with the provisions of Section 12a of the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan or if applicable rules of the Securities and Exchange Commission, any national securities exchange on which the Company's securities are listed or NASDAQ so require. The rules of the New York Stock Exchange require shareholder approval of equity compensation plans such as the Plan and material revisions thereto, including a material extension of the term of the plan. This Amendment is intended to extend the term of the Plan and, accordingly, the Board of Directors shall obtain shareholder approval for this Amendment.

        3.     Amendment to Extend the Duration of the Plan.    Section 12h of the Plan is hereby amended to read in its entirety as follows:

          "h.   Duration of the Plan.    Unless previously terminated by the Board, the Plan shall terminate at the close of business on December 31, 2018, and no Option or Restricted Stock shall be granted under it thereafter, but such termination shall not affect any Option or Restricted Stock theretofore granted."

* * *

A-1

RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 14, 2013. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M58009-P37548 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED AND "FOR" PROPOSALS 2, 3 AND 5 AND "AGAINST" PROPOSAL 4. 1. Election of Directors For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: 01) Sarah J. Anderson 02) John G. Figueroa 03) Thomas W. Gimbel 04) David H. Hannah 05) Douglas M. Hayes 06) Mark V. Kaminski 07) Gregg J. Mollins 08) Andrew G. Sharkey, III 09) Leslie A. Waite For Against Abstain 0 0 0 For Against Abstain 2. To approve the amendment to the Amended and Restated Stock Option and Restricted Stock Plan. 0 0 0 4. To consider a shareholder proposal to separate 0 0 0 the roles of CEO and Chairman. 3. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. 0 0 0 5. To ratify KPMG LLP as the independent registered public accounting firm to perform the annual audit of our 2013 financial statements. 0 0 0 For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M58010-P37548 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 15, 2013 The undersigned hereby constitutes and appoints Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. Wednesday, May 15, 2013, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3 and 5 and AGAINST item 4. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 14, 2013. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M58011-P37548 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED AND "FOR" PROPOSALS 2, 3 AND 5 AND "AGAINST" PROPOSAL 4. 1. Election of Directors For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: 01) Sarah J. Anderson 02) John G. Figueroa 03) Thomas W. Gimbel 04) David H. Hannah 05) Douglas M. Hayes 06) Mark V. Kaminski 07) Gregg J. Mollins 08) Andrew G. Sharkey, III 09) Leslie A. Waite For Against Abstain 0 0 0 For Against Abstain 2. To approve the amendment to the Amended and Restated Stock Option and Restricted Stock Plan. 0 0 0 4. To consider a shareholder proposal to separate 0 0 0 the roles of CEO and Chairman. 3. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. 0 0 0 5. To ratify KPMG LLP as the independent registered public accounting firm to perform the annual audit of our 2013 financial statements. 0 0 0 For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M58012-P37548 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 15, 2013 The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs U.S. Bank, N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or (iii) instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co., Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. on Wednesday, May 15, 2013, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3 and 5 and AGAINST item 4. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)